Exhibit 10.3

*** OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTION 240.24b-2

INDUSTRIAL LEASE AGREEMENT

THIS INDUSTRIAL LEASE AGREEMENT (this “Lease”), made and entered into as of the Effective Date, by and between the Landlord and the Tenant hereinafter named.

W I T N E S S E T H :

For and in consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of Tenant to be observed and performed, Landlord demises and leases to Tenant, and Tenant leases, rents and accepts from Landlord the Premises, as hereinafter defined.

ARTICLE I

DEFINITIONS AND EXHIBITS

1.1 DEFINITIONS. In addition to other terms which are elsewhere defined in this Lease, each of the following terms when used in this Lease with an initial capital letter shall have the meanings set forth in this Paragraph 1.1, and only such meanings, unless such meanings are expressly limited or expanded elsewhere in this Lease:

(A)	“Landlord”: SELIG ENTERPRISES, INC., a Georgia corporation.

(B)	Landlord’s Mailing Address: 1100 Spring Street, Suite 550, Atlanta, Georgia 30309.

(C)	“Tenant”: PREMIER EXHIBITIONS, INC., a Florida corporation.

(D)	Tenant’s Mailing Address: 3440 Peachtree Road N.E., Suite 900, Atlanta, Georgia 30326.

(E)

“Premises”: That certain building containing approximately 48,536 gross rentable square feet, commonly known as [***] located within the [***] State of Georgia, and which is depicted on the Site Plan annexed hereto as Exhibit “B”.

(F)

“Rent Commencement Date”: June 1, 2012; provided, however, that in the event that Landlord Work is not Substantially Complete (as defined in Subparagraph 1.1[AAA on or before January 1, 2012, and such delay is not caused by Tenant, then the Rent Commencement Date shall be delayed for one (1) additional day for each day or part thereof that elapses between January 1, 2012 and the date on which the Premises is delivered to Tenant in accordance with Paragraph 3.2 below, and all dates related thereto shall be adjusted accordingly, including, without limitation, the dates contained in Subparagraph 1.1(G) and Subparagraph 1.1(H).

(G)

“Lease Term”: The term of this Lease shall commence on the Commencement Date, and, unless sooner terminated as hereinafter provided, shall terminate on May 31, 2017. Provided Tenant is not in a material Tenant Default beyond any applicable notice and cure periods, Tenant shall have the option to extend the Lease Term for two (2) additional five (5) year periods (each, an “Option Period”, and collectively, the “Option Periods”). Said Option Periods shall be exercised by Tenant, if at all, by written notice to Landlord delivered at least two hundred seventy (270), but not more than three hundred sixty-five (365), days prior to the expiration of the Lease Term, or any extension thereof. All of the terms and conditions contained in this Lease shall apply during the Option Periods, except that Minimum Rent for such Option Periods shall be at a rate mutually determined between Landlord and Tenant, but in no event greater than the “Market Annual Rental Rate” then in effect. The term “Market Annual Rental Rate” shall mean the annual net rental rate per gross rentable square feet (exclusive of Common Area Maintenance Costs, Taxes and Insurance) then being charged in the same rental market for space comparable to the Premises, taking into consideration: size of the space; leasehold improvements provided or allowances granted; quality, condition, age and location of the Premises; rental concessions such as abatements or lease assumption; real estate brokerage commissions; the time the particular rate under consideration became effective; creditworthiness and financial wherewithal of tenant; the tenant’s credit history; relative services provided, if any; and other reasonable, appropriate and market customary factors. Within fifteen (15) business days after receipt by Landlord of Tenant’s election to exercise an Option Period, Landlord shall provide Tenant with written notice of Landlord’s determination of a Market Annual Rental Rate. Landlord’s determination of a Market Annual Rental Rate shall be binding unless, within fifteen (15) business days after receipt of said notice, Tenant gives written notice to Landlord of Tenant’s objection to Landlord’s determination of the Market Annual Rental Rate. Tenant shall simultaneously provide Landlord

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with written notice of Tenant’s determination of a Market Annual Rental Rate and Tenant’s basis for said determination. Within thirty (30) business days from Landlord’s receipt of Tenant’s objection to the Market Annual Rental Rate, Landlord and Tenant shall make all reasonable and good faith attempts to agree upon a Market Annual Rental Rate. If Landlord and Tenant are unable to so agree, then, within fifteen (15) business days from the date that they are unable to agree to a Market Annual Rental Rate, they shall select a mutually acceptable industrial real estate broker with at least ten (10) years’ experience leasing industrial space in the Atlanta metropolitan area. If the parties are unable to agree as to the selection of an industrial real estate broker, then Tenant shall select an industrial real estate broker with the same qualifications and Landlord shall select an industrial real estate broker with the same qualifications. These two (2) industrial real estate brokers shall then select a third industrial real estate broker (the “Third Party Broker”) with the same qualifications who shall determine the Market Annual Rental Rate. The industrial real estate broker shall then make all reasonable efforts to determine the Market Annual Rental Rate within fifteen (15) business days after being selected. Landlord’s determination of a Market Annual Rental Rate shall be binding unless, within fifteen (15) business days after receipt of said notice, Tenant gives written notice to Landlord of Tenant’s revocation of Tenant’s election to extend the Lease Term through the Option Period(s), whereupon this Lease shall expire at the end of the then-existing Lease Term. Landlord and Tenant shall share the cost of dispute resolution equally. Notwithstanding the foregoing, Tenant shall have no further options to extend the Lease Term, and the option shall not survive an assignment of the Lease (excluding Permitted Transfers, as defined in Paragraph 9.1), unless approved by Landlord in accordance with Paragraph 9.1.

(H)	“Minimum Rent”: The monthly Minimum Rent shall be:

September 30,
Dates	Monthly Amount
(i) Rent Commencement Date through May 31, 2015:	$13,145.17; and
(ii) June 1, 2015 through May 31, 2017:	$13,954.10.

(I)	“Initial Payment”: Intentionally Deleted.

(J)	“Security Deposit”: Intentionally Deleted.

(K)

“Use of Premises”: Solely for the warehousing of museum-quality tour exhibitions, as a merchandise and other products distribution center, as a laboratory for artifact preservation, and storage and office uses related thereto, and for no other purpose whatsoever.

(L)	“Agent”: Jones Lang Lasalle Brokerage, Inc., a Texas corporation.

(M)	“Aggregate Rent”: All Minimum Rent, Common Area Maintenance, Taxes, Insurance and all other costs, expenses, sums, amounts, and charges payable or reimbursable under this Lease by Tenant.

(N)	“Calendar Year”: Each annual period from January 1 through December 31.

(O)	“Claims”: All liabilities, demands, claims, costs, suits, actions, judgments, expenses and obligations, including court costs, attorneys’ fees, and disbursements related thereto.

(P)

“Commencement Date”: The date on which Landlord delivers possession of the Premises to Tenant, with Landlord Work set forth on Exhibit “C” Substantially Complete (as defined in Subparagraph 1.1[AAA]). Provided that Landlord Work is Substantially Complete, notice of delivery of possession of the Premises shall be provided to Tenant by either (i) on-premises delivery, or (ii) written notification via a nationally recognized courier service such as Federal Express. In the event Landlord elects to deliver the Premises in accordance with (ii) above, the Commencement Date shall be the date Tenant receives such written notification. Subject to Special Stipulation 1.

(Q)	“Commission Agreement”: That separate agreement between Landlord and Agent relative to real estate brokerage commission with respect to this Lease.

(R)

“Common Area Maintenance”: All expenses and costs arising out of or related to the operating, equipping, lighting, painting, cleaning, repairing, replacing, resurfacing, paving, repaving, and maintaining the Common Area and all portions and components thereof, including, without limitation, (i) the roof of the Premises (including all roof repairs but excluding roof replacement), (ii) the Common Area (including without limitation, the driveways, sidewalks and parking lot), including, without limitation, landscaping (including, without limitation, irrigating, fertilizing, mulching, strawing, planting, replanting and replacing flowers, trees, shrubs and grass), (iii) repairing or maintaining Utilities, and lighting, traffic control, sanitary assessments and services, removal of snow, trash, rubbish, garbage and other refuse, security services, pest control, depreciation and rental fees for machinery or other equipment with respect to such maintenance, all costs for or associated with supplies, material and personnel to implement any of the foregoing. Subject to Special Stipulation 2.

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(S)

“Common Area”: All portions of the Property (as defined in Subparagraph 1.1[BBB]) intended for common use, including, but not limited to, the parking areas, driveways, sidewalks and landscaped areas, truck and delivery passages, customer loading zones, parking lot lighting, exterior ramps, entrances to and exits from the Property, all as they are or may be from time to time constituted.

(T)	“Compliance Cost”: The total cost of the Compliance Work.

(U)	“Compliance Work”: All repairs, replacements, alterations or additions necessary to comply with all Laws with respect to the Premises.

(V)	“Condemnation”: Any taking by eminent domain for any public or quasi-public usage or purpose, including, without limitation, any conveyance in lieu of or under threat of condemnation.

(W)	“Default Termination”: The date of termination of this Lease arising out of or due to a Tenant Default.

(X)

“Effective Date”: The latter date on which Landlord or Tenant executed this Lease as reflected by the date inserted by their respective signatures, upon which Landlord and Tenant and all guarantors, if any, shall be and become fully bound by the terms of this Lease, notwithstanding any other terms of this Lease.

(Y)	“First Mortgage”: Any Mortgage which now or hereafter has a first priority over all other Mortgages encumbering the Premises.

(Z)

“Hazardous Substance”: Any element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as toxic or hazardous, in excess of amounts permitted under any Laws, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Water Act, the Clean Air Act, the Safe Drinking Water Act, the National Environmental Policy Act of 1969, the Superfund Amendment and Reauthorization Act of 1986, and all Laws that are similar thereto. Subject to Special Stipulation 5.

(AA)	“Insurance”: Liability, environmental, pollution and remediation legal liability, umbrella, rents, flood, and fire and extended coverage insurance premiums.

(BB)	“Insurance Certificate”: Certificate of general liability insurance, in accordance with Paragraph 8.1.

(CC)

“Insurance Fiscal Year”: “Any twelve (12) month period determined by Landlord, the first such Insurance Fiscal Year which shall, until otherwise determined by Landlord, be the fiscal year from June 1 through May 31 which contains the Rent Commencement Date.

(DD)	“Invitees”: Employees, agents, servants, assignees, subtenants, invitees, licensees, customers, visitors, concessionaires.

(EE)

“Landlord Default”: Landlord shall be deemed to be in material default of this Lease in the event that Landlord fails to observe or perform any of the terms or covenants of this Lease in accordance with Paragraph 11.2.

(FF)

“Landlord Group”: Landlord and Landlord’s agents, servants, employees, contractors, officers, attorneys, shareholders and directors. The General Contractor, as defined in Special Stipulation 4, shall be deemed a member of the Landlord Group until such time as Landlord Work is Substantially Complete (as defined in Subparagraph 1.1[AAA]).

(GG)

“Landlord Repairs”: (i) Necessary repairs to lines for Utilities which serve the Premises and are located outside the perimeter walls of the Premises; (ii) necessary roof repairs and replacements; (iii) necessary structural repairs to the exterior walls and foundations of the Premises (including pointing and other building perimeter sealing and drainage systems); (iv) necessary repairs to the loading docks; and (v) all maintenance, repairs or replacements of the existing HVAC unit, and all or any portions of the interior plumbing, sewerage, drainage, fire protection sprinkler and electrical systems (the “Interior Systems”) serving the Premises that are necessary during the first one hundred eighty (180) days after the Rent Commencement Date (the “Guaranty Period”), excluding, however, any repairs or replacements to the Interior Systems during the Guaranty Period due to the acts or negligence of Tenant or Tenant Invitees or to alterations made by Tenant, in which event such repairs or replacements shall be solely the financial responsibility of Tenant; and specifically excluding any of the following: (1) any repair, replacement, rebuilding, painting, cleaning, or maintenance, whether structural or non-structural, foreseen or unforeseen, ordinary or extraordinary to the extent made necessary by or arising out of any act or omission or negligence of Tenant or any Invitees of Tenant, or (2) which is designated in this Lease as a Tenant Repair.

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(HH)

“Laws”: All zoning ordinances, laws, statutes, ordinances, orders, regulations, directives, rules or requirements of all federal, state, city, county or other governmental, public or quasi-public authorities, bodies, boards or agencies, or all departments or bureaus thereof, now existing or hereafter created, including, without limitation, all building, zoning, environmental, health and fire-safety laws, the Americans With Disabilities Act of 1990, the Occupational and Safety and Health Act of 1970, and all laws related to Hazardous Substances, including all amendments thereto and all regulations promulgated thereunder.

(II)	“Mortgagee”: Any holder of a Mortgage.

(JJ)	“Obligated Party”: The party obligated to perform the Compliance Work in accordance with the terms of Paragraph 3.4.

(KK)

“Rate”: The total of (i) the annual percentage rate announced by Wells Fargo Bank, National Association (Inc.), or its successors and assigns, as its prime rate, plus (ii) two percent (2%), but in no event higher than the highest rate enforceable by Laws.

(LL)	“Remaining Term”: That portion of the Lease Term commencing with the Default Termination and ending on the Termination Date.

(MM)	“Rent Inducements”): Intentionally Deleted.

(NN)	“Restoration Cost”: The total cost to restore damage or destruction to the Premises.

(OO)

“Signs”: All lettering, signs, awnings, advertising matter, or any other items of any kind on the roof, door, windows, store front, or the exterior of the building located on the Premises or on the Common Area.

(PP)	“Special Stipulations”: Those special stipulations, if any, annexed to this Lease as Exhibit “A”.

(QQ)	“Tax Year”: A twelve (12) month period established by Landlord as the year for purposes of computing Taxes.

(RR)

“Taxes”: All real estate taxes, ad valorem taxes, assessments (including, without limitation, general and special assessments for public improvements or benefits whether or not commenced or completed during the Lease Term, as same may be extended or renewed, sanitary and trash removal assessments, and all property owners’, association, subdivision, and all other types of public, quasi-public or private assessments, fees or exactions or similar charges of any nature whatsoever), water charges, sewer rents and all other taxes or any type of assessments whatsoever levied, assessed or imposed at any time by any municipal, county or state government or any other governmental authority or agency upon or against the Premises or any portion thereof, and also any tax or assessment levied, assessed or imposed against the Premises or any portion thereof at any time by any governmental authority in connection with any franchise or the receipt of any income, rent or profit from the Premises to the extent that same shall be in lieu of all or a portion of any of the aforesaid taxes or assessments upon or against the Premises, sales or use tax imposed by any Laws by reason of or in any way related to the occupancy or use of the Premises or the payment of rental therefor by Tenant, and all tax protest charges and fees.

(SS)

“Tenant Default”: The occurrence of any one (1) or more of the following events, situations or occurrences, each of which shall be deemed to be material default and breach of this Lease by Tenant: (i) Landlord does not actually receive any payment of the full amount of Aggregate Rent or any other payment or reimbursement due hereunder punctually on the due date thereof, and such failure is not cured within ten (10) days after receipt of written notice from Landlord thereof, or (ii) Tenant fails to fully and punctually observe or perform any of the non-monetary terms or covenants of this Lease, and such failure has not been cured or Tenant has not commenced to cure such default within thirty (30) days after receipt of written notice thereof (except that if the nature of Tenant’s default is such that it cannot reasonably be cured within such thirty (30) day period, then Tenant shall not be in default hereunder if Tenant commences such cure within the thirty (30) day period and thereafter diligently prosecutes such cure until completion).

(TT)	“Tenant Group”: Tenant and Tenant’s agents, servants, employees, contractors, officers, attorneys, shareholders and directors.

(UU)

“Tenant Repairs”: (i) All repairs, replacements, rebuilding, painting, cleaning and maintenance, foreseen or unforeseen, ordinary or extraordinary to maintain in good order the interior, non-structural portions of the Premises including Tenant’s Trade Fixtures; (ii) perform quarterly preventative maintenance on the HVAC units pursuant to a service contract with a reputable HVAC company, as well as HVAC repairs and replacements that are not Landlord Repairs, provided, however, in the event Tenant replaces the HVAC unit in the Office area of the Premises only, as shown on Exhibit “C’ attached hereto, with a new HVAC unit, the cost of such replacement shall be amortized over a ten (10) year term and Landlord shall reimburse Tenant at the end of the then existing Lease Term for the remaining unamortized cost thereof; (iii) the exterior

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and interior portions of all windows, doors, glass, locks, hardware, Signs, or any casing, frames, or caulking which support or surround same; (iv) all plumbing, sewerage, drainage, fire protection sprinkler, and electrical systems which solely serve the Premises, and are located on or within the walls of the building located on the Premises; (v) and all interior walls, wall treatments, floors (but not the slab), ceilings and ceiling systems building located within the Premises. The term “interior” shall mean the area enclosed by the unfinished interior surfaces of the walls, floors and ceilings of the Premises, but excluding any portion of any mechanical, plumbing, electrical or other system that does not exclusively serve the Premises and any structural elements. Notwithstanding the foregoing, Tenant shall not be responsible for making any repairs or replacements which are caused by the negligence or willful misconduct of Landlord or Landlord’s employees, agents or contractors.

(VV)	“Tenant’s Share”: Tenant’s proportionate share, which shall be the ratio of the leasable area of the Premises to the total leasable area located on the Property (as defined in Subparagraph 1.1[BBB]).

(WW)	“Termination Date”: The date of termination of the Lease Term, as set forth in Subparagraph 1.1(G).

(XX)

“Trade Fixtures”: Any furniture, furnishings, signs, machinery, equipment or improvements installed, placed or made on or to the Premises by Tenant, whether or not affixed to the Premises, and used for the specific purposes of the business being conducted by Tenant on the Premises and any and all additions, substitutions or replacements of any of the foregoing.

(YY)

“Utilities”: All water, water pressure, gas, electricity, fuel, light, heat, power, telephone, sewage service, trash removal, sanitary charges and assessments, security protection, or any other utilities or services attributable to or servicing the Premises, whether located on, in, under or above ground.

(ZZ)

“Work”: All work, labor or service done, or materials furnished for any work, repair, rebuilding, replacement, painting, cleaning, maintenance, improvement, alteration, or addition to the Premises, including, without limitation, Compliance Work, Landlord Repairs and Tenant Repairs.

(AAA)

“Substantially Complete” or “Substantial Completion”: Full completion in compliance with Laws, except for minor or insubstantial details of construction, decoration or installation, which do not materially impair the ability to occupy and fully utilize the Premises for its intended purpose; provided, however, that Landlord Work will not be deemed to have been Substantially Complete if (a) full completion has not occurred within thirty (30) days of the date on which Landlord Work was tendered as Substantially Complete, and (b) a certificate of occupancy or equivalent thereto permitting Tenant to occupy the Premises has not been issued by the applicable governmental authority.

(BBB)	“Property”: That certain improved real property owned by Landlord, located at [***], containing the Premises and Common Area.

1.2 EXHIBITS. The Exhibits enumerated in this Paragraph 1.2 (if used) and annexed to this Lease are incorporated in this Lease by this reference and are to be construed as part of this Lease:

Exhibit “A”: Special Stipulations.

Exhibit “B”: Site Plan of the Premises.

Exhibit “C”: Landlord Work.

Exhibit “D”: Rules and Regulations.

Exhibit “E”: Tenant Improvement Guidelines.

ARTICLE II

RENT

2.1 AGGREGATE RENT. (A) Tenant shall pay the Aggregate Rent to Landlord at Landlord’s address set forth above, or at such other place as Landlord may designate from time to time, without notice or demand therefor, and without any abatement, deduction, diminution or set-off, except as otherwise set forth herein, punctually in advance on the Rent Commencement Date, and on the first day of each calendar month thereafter throughout the Lease Term, unless otherwise specifically set forth herein. If mailed, the Aggregate Rent and all other payments under this Lease shall be mailed in sufficient time and with adequate postage thereon to be actually received by Landlord not later than the due date. A pro rata monthly installment of the Aggregate Rent shall be due for the first month of the Lease Term if the Rent Commencement Date is a day other than the first day of a calendar month, and for the last month of the Lease Term if the Lease Term for any reason terminates on a day other than the last day of a calendar month.

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(B) The late payment by Tenant to Landlord of Aggregate Rent or any other sums due hereunder shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which would be extremely difficult and impractical to ascertain. Such costs include, without limitation, processing, clerical and accounting charges, lost interest and late charges which may be imposed on Landlord by the terms of a Mortgage. If Aggregate Rent is not received within five (5) business days from the date such Aggregate Rent is due, Tenant shall pay Landlord a late charge equal to the greater of (i) five percent (5%) of such payment of Aggregate Rent, or (ii) One Hundred Fifty and No/100 ($150.00) Dollars. Payment of such late charge shall not excuse or waive the late payment of Aggregate Rent.

(C) If Landlord receives a dishonored check from Tenant, all subsequent Aggregate Rent checks shall be bank certified and Landlord shall not be required to accept checks except in such form. Tenant shall pay Landlord any bank service charges resulting from dishonored checks, plus Fifty and No/100 ($50.00) Dollars for each such dishonored check, as compensation to Landlord for its additional processing costs.

2.2 MINIMUM RENT. Tenant shall pay Landlord Minimum Rent in accordance with Subparagraph 1.1(H).

ARTICLE III

PREMISES

3.1 PREMISES DEMISED. The Premises are demised and leased subject to all Laws, and the state of title of the Premises, and any statement of facts which an accurate survey may disclose, together with all easements, Mortgages, agreements, encumbrances, and all other liens, charges or other matters of any nature, recorded or unrecorded, affecting the Premises. Notwithstanding the definition or description of the Premises or the method of calculation of the gross rentable square footage of the Premises, the Premises demised hereunder do not include the right to any usage whatsoever of the exterior walls, roof, or the land beneath the Premises, and Tenant shall not attach or place anything on the roof or exterior walls of the Premises, and Tenant shall not have access to the roof. No rights, licenses or easements are given to Tenant hereunder, except as expressly demised hereunder, and no easement for light or air is leased with or included in the Premises.

3.2 DELIVERY AND ACCEPTANCE OF POSSESSION. Landlord shall exercise a good faith effort with respect to delivering possession of the Premises with Landlord Work Substantially Complete to Tenant on or before January 1, 2012, but in the event that possession of the Premises with Landlord Work Substantially Complete is not delivered to Tenant within one hundred eighty (180) days after the Effective Date, and provided such delay is not caused by Tenant, Tenant shall have the right to terminate this Lease by delivering written notice of such termination to Landlord, whereupon this Lease shall thereupon become null and void and of no further force or effect whatsoever in law or equity, and Landlord shall not be liable to Tenant for any loss or damages related to such failure to deliver possession. Tenant has examined the Premises, and reviewed and approved Exhibit “C” with respect to Landlord Work to be constructed on the Premises. Tenant shall accept the Premises at such time as the Premises are Substantially Complete. Except as expressly set forth herein, Landlord has made no other representations, express or implied, as to the condition thereof, or as to the use or occupancy which may be made thereof, or the effect of any Laws thereon. Unless Exhibit “C” expressly describes specific initial Landlord Work to be performed by Landlord before the Commencement Date, nothing contained in this Lease shall obligate Landlord to perform any Landlord Work other than Landlord Repairs and Compliance Work as expressly the obligation of Landlord pursuant to the terms and conditions of this Lease.

3.3 USE OF PREMISES AND COMMON AREAS. The Premises shall be used only for the purposes described in Subparagraph 1.1(K) and for no other purposes whatsoever. As of the Effective Date, Landlord represents and warrants that Tenant can operate in the Premises for the purposes described in Subparagraph 1.1(K). Landlord hereby grants to Tenant the non-exclusive right to use the Common Area in common with Landlord. Landlord covenants and agrees that the Common Area shall not be altered or modified in any way by Landlord that adversely impacts Tenant’s ingress and egress to the Property, the proximity and number of parking spaces available at the Property, and the visibility of Tenant’s signage, if any, at the Property. The foregoing provisions of this paragraph shall not apply in instances where access and/or visibility are due to Laws, Condemnation, or casualty, or temporarily affected as a result of repairs, remodeling, renovation or other construction to the Property, provided, however, Landlord shall use good faith and commercially reasonable efforts to obtain access for Tenant during any such instances.

3.4 COMPLIANCE WITH LAWS. (A) Landlord shall, at all times during the Lease Term, as same may be extended or renewed, perform all Compliance Work which is applicable to (i) the Premises in general, and is not in any way related to Tenant’s particular or specific use or occupancy of the Premises, or (ii) any Hazardous Substance which was placed in, on or upon the Premises prior to the Commencement Date by any party other than Tenant or the Invitees of Tenant. Landlord shall, and does hereby, indemnify and hold harmless Tenant from and against all Claims arising out of or related to the obligations of Landlord under this Subparagraph 3.4(A). See Special Stipulation 5.

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(B) Except with respect to those items of Compliance Work which are the responsibility of Landlord in accordance with the express terms of Subparagraph 3.4(A) and the Special Stipulations, Tenant shall not violate, nor take any action or fail to take any action which would result in Landlord or the Premises being in violation of, any Laws, whether or not the Laws relate to or be for a period prior to the Rent Commencement Date. Tenant shall, at all times during the Lease Term, as same may be extended or renewed, promptly comply with (i) all provisions, recommendations and requirements of any fire, liability or other insurer affecting or covering the Premises, or any part thereof, and (ii) all Compliance Work arising out of or related to Tenant’s particular or specific use or occupancy of the Premises. Tenant shall, and does hereby, indemnify and hold harmless Landlord from and against all Claims arising out of or related to the obligations of Tenant under this Subparagraph 3.4(B). Tenant shall promptly procure and thereafter maintain all licenses and permits which are necessary or desirable to maintain and operate the business of Tenant in the Premises. See Special Stipulation 3.

3.5 ACCESS TO PREMISES. Landlord shall be entitled to enter upon the Premises at all reasonable times during Tenant’s customary business hours, upon reasonable notice given no less than forty-eighty (48) hours in advance, for purposes of inspecting the Premises for potential repairs, or making any repairs thereto or to Landlord’s adjoining property. Also, during the last ninety (90) days of the Lease Term (or commencing on such earlier date, if any, as Tenant advises Landlord that Tenant does not intend to extend or renew the Lease Term) Landlord shall be entitled to enter upon the Premises for purposes of placing any “For Lease” notices on or about the Premises, or to show or display the Premises. No such notices shall be removed, molested or hidden by Tenant. Landlord may, without prior notice in case of an emergency, enter the Premises to remedy such emergency, in which event Landlord shall give Tenant written notice within twenty-four (24) hours thereafter of the reason for and time of entry and of all actions taken by Landlord and the cost thereof. In the event of any entry pursuant to this Paragraph 3.5, Landlord shall not unreasonably interfere with the conduct of Tenant’s operations. Landlord shall coordinate with Tenant regarding both the scope and timing of any repair work in the Premises prior to the performance of any such repair work. In the event such repair work would unreasonably interfere with the conduct of Tenant’s operations (as reasonably determined by Tenant), then Landlord shall take such precautions as reasonably requested by Tenant to minimize any unreasonable interference thereto. Provided Landlord uses commercially reasonable judgment in minimizing unreasonable interference with Tenant’s operations, Landlord’s entry shall not be deemed an actual or constructive eviction or disturbance of Tenant. Nothing contained in this Paragraph 3.5 or elsewhere in this Lease shall obligate Landlord in any fashion under any circumstances to enter or inspect the Premises.

3.6 QUIET ENJOYMENT. Tenant, upon paying the Minimum Rent and all other sums and charges provided for in this Lease, and in observing and keeping all covenants of this Lease on the part of Tenant to be observed and kept, shall quietly have and enjoy the Premises during the Lease Term, as same may be extended or renewed, without hindrance or molestation by anyone claiming by, through or under Landlord, subject, however, to the exceptions, reservations and conditions of this Lease.

3.7 CONDITION OF PREMISES. As of the Effective Date, Landlord represents, to the best of Landlord’s actual knowledge and belief, that: (i) the Premises shall be in full compliance with all applicable Laws, as such Laws then exist; (ii) there shall be no material defects in Landlord Work; (iii) all structural elements and all of the mechanical, plumbing, electrical, HVAC and other similar systems serving the Premises shall be in good working order; and (iv) the roof, pointing and other exterior portions of the Premises are, and have been for the last twelve (12) months, in good condition and free of leaks. In the event the Premises is delivered to Tenant without the conditions described in the immediately preceding sentence having been satisfied, Landlord Work shall not be deemed to have been Substantially Completed, and Tenant shall be entitled to send written notice of such unsatisfied conditions to Landlord, with Landlord having thirty (30) days to diligently prosecute the same to Substantial Completion.

3.8 TENANT WORK. At any time after the Commencement Date, Tenant shall not perform any Tenant Work without first: (A) submitting to Landlord the Tenant plans in reasonable detail with respect to any proposed Tenant Work, and (B) obtaining Landlord’s prior written approval thereof. In order to obtain Landlord’s approval of the Tenant plans, Tenant shall, within ninety (90) days of the Effective Date, at the sole cost and expense of Tenant, prepare and submit to Landlord two (2) copies of a complete set of the Tenant plans, which Tenant plans shall include a complete set of construction documents, including, without limitation, plans and specifications, floor plans, and complete detail work describing the proposed Tenant Work. In the event that Landlord disapproves the Tenant plans, Landlord shall advise Tenant of the reasons that the Tenant plans were disapproved, including recommendations as to changes which would make the Tenant plans acceptable to Landlord. Upon receipt of such disapproval with such recommendations, if any, Tenant shall expeditiously re-prepare and re-submit the Tenant plans to Landlord. Once Landlord and Tenant agree upon the Tenant plans, then the Tenant plans shall be deemed to be final. Once the Tenant plans are final, the Tenant plans shall not be modified or amended without the prior written consent of Landlord. Provided that the Tenant plans are finalized in accordance with this Paragraph 3.8, then Tenant shall, at the sole cost and expense of Tenant, expeditiously, diligently and in good faith promptly commence and promptly complete the Tenant Work. For purposes of this 3.8, the phrase “complete” shall be deemed to mean: (i) construction of the Tenant Work has been completed in accordance with the Tenant plans; and (ii) a permanent certificate of occupancy has been issued by the appropriate governmental authority with respect to the Tenant Work. All repairs to the Tenant

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Work shall be Tenant Repairs. Any Tenant Work shall remain upon the Premises upon the Termination Date unless Landlord, at Landlord’s option, shall require the restoration of the Premises to the condition thereof on the Commencement Date, in which event Tenant shall so restore the Premises prior to the Termination Date. All of the Tenant Work shall comply with all Laws, and shall be performed in a good and workmanlike manner. Tenant shall pay for all of the Tenant Work, and Tenant shall prevent any mechanic’s or materialman’s liens being filed with respect thereto. With respect to all Tenant Work, Tenant shall adhere to the Tenant Improvement Guidelines set forth in Exhibit “E” annexed hereto. Notwithstanding anything to the contrary contained herein, Tenant shall not be required to comply with the foregoing requirements in the event Tenant makes or causes to be made any single, non-structural alteration, renovation, improvement or other installation in and to the Premises or any part thereof in an amount that exceeds Ten Thousand and No/100 ($10,000.00) Dollars. Any interior non-structural alterations, renovations, improvements or other installations that exceed Ten Thousand and No/100 ($10,000.00) Dollars shall require Landlord’s prior written approval.

ARTICLE IV

COMMON AREA MAINTENANCE

4.1 COMMON AREA MAINTENANCE. (A) Tenant shall pay to Landlord, without offset or deduction, except as set forth herein, as additional rent throughout the Lease Term, as same may be extended or renewed, as set forth herein, Common Area Maintenance costs for the Premises. The Common Area Maintenance costs are estimated to be One Thousand Eleven and 17/100 ($1,011.17) Dollars per month for the first Calendar Year.

(B) For the period from the Rent Commencement Date until December 31 of the Calendar Year containing the Rent Commencement Date, Tenant shall pay to monthly Tenant’s Share of Common Area Maintenance costs in the amount set forth in Subparagraph 4.1(A), or in such other amount thereof as Landlord may reasonably designate. Within one hundred twenty (120) days after the expiration of each Calendar Year, Landlord shall determine the costs and expenditures of Common Area Maintenance for such preceding Calendar Year. In the event that the amounts paid by Tenant in such preceding Calendar Year for Common Area Maintenance shall be (i) less than Tenant’s Share of Common Area Maintenance costs actually incurred by Landlord, the deficiency shall be paid by Tenant to Landlord within thirty (30) days after receipt by Tenant of written notice of such deficiency (along with reasonable supporting documentation therefor), or (ii) more than Tenant’s Share of Common Area Maintenance costs paid by Tenant, then Landlord shall promptly provide Tenant with written notice of the amount of such excess payment, and the excess shall be retained by Landlord and be credited to the next sums due from Tenant under this Paragraph 4.1; provided, however, that in the event that such excess is paid by Tenant during the final year of the Lease Term, then within thirty (30) days of the expiration of the Lease Term, Landlord will pay Tenant the then-applicable excess promptly after determination thereof. At any time, and from time to time, before, on or after the expiration of the first Calendar Year or any subsequent Calendar Year during the Lease Term, as the Lease Term may be extended or renewed, Landlord may estimate or revise the estimate of the costs and expenditures for Common Area Maintenance for the remainder of the extant Calendar Year or the ensuing Calendar Year, which determination may be based in whole or in part upon the expenses for the extant, preceding or ensuing Calendar Year as increased by any known or anticipated increases in the cost of Common Area Maintenance, or by any combination thereof, together with Landlord’s determination of the Common Area Maintenance costs paid by Tenant, and Landlord shall be entitled to notify Tenant of the monthly sum to be paid by Tenant to Landlord during the remaining months of such Calendar Year or the next ensuing Calendar Year. Upon each such determination of Tenant’s Share of Common Area Maintenance costs to be paid by Tenant, as provided herein, Tenant shall make such payments in such amounts as are provided for herein until receipt of notice from Landlord of any change in such amounts. The purpose for which such payments of Common Area Maintenance costs shall be utilized shall be determined solely by Landlord. Subject to Special Stipulation 2 and Special Stipulation 7.

(C) Provided no Tenant Default shall have occurred and be continuing, Tenant shall have the right at all reasonable times within two (2) years after Landlord has provided Tenant with a statement of the actual Common Area Maintenance costs, and at Tenant’s sole expense, to audit Landlord’s books and records relating to the Common Area, subject to the following conditions: (i) Tenant gives Landlord thirty (30) days’ prior written notice of Tenant’s intent to audit; (ii) the audit occurs during Landlord’s normal business hours and in Landlord’s principal offices; (iii) Tenant may only audit said records and books once during each Calendar Year; (iv) the audit must be conducted and completed within twelve (12) months after receipt of the final Common Area Maintenance costs statement for such Calendar Year; (v) Tenant provides Landlord a copy of the auditor’s report; (vi) Tenant shall keep the results of such audit and Landlord’s books and records strictly confidential; (vii) the audit must be conducted by an accountant experienced in conducting such audits; and (viii) the auditor shall not be retained on a contingency basis, i.e., the auditor’s fee shall not be based upon the results of the audit. If Tenant’s audit performed in accordance with the preceding accurately determines Tenant overpaid Landlord, Landlord shall refund to Tenant the amount overpaid within thirty (30) days after receipt of Tenant’s request therefor, less any monies owed by Tenant to Landlord. If Tenant overpaid Landlord by more than five percent (5%), Landlord also shall pay to Tenant, upon written demand, the reasonable and actual cost of the audit or examination, said cost not to exceed Two Thousand Five Hundred and No/100 ($2,500.00) Dollars.

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ARTICLE V

UTILITIES AND SERVICES

5.1 UTILITIES AND SERVICES. As of the Commencement Date and at all times thereafter for the duration of the Lease Term, Landlord shall make available to Tenant within the Premises all facilities to connect to water, gas, electricity, sewerage, telephone and any other utility for use in the Premises in such a manner as will allow Tenant to make normal arrangements with public utility companies for the providing of utility services to the Premises. Subject to the foregoing, Tenant shall contract for Utilities within seventy-two (72) hours after the Commencement Date, including, without limitation, all costs, charges and deposits related to the hook-up, furnishing, consumption, maintenance and installation of all Utilities. Landlord shall have no liability to Tenant or any other party for any inadequacy, cessation, or interruption of any Utilities, unless such inadequacy, cessation, or interruption is due to the negligence or willful misconduct of Landlord or any member of the Landlord Group.

ARTICLE VI

REPAIRS AND MAINTENANCE

6.1 TENANT REPAIRS. (A) All Tenant Repairs shall be made promptly, as and when needed, by Tenant. All Tenant Repairs shall be performed at Tenant’s sole expense with materials and labor of the kind and quality equal or superior to current industry practices and conditions. Tenant shall keep in force at all times during the Lease Term, and all extensions and renewals thereof, a standard maintenance agreement which requires at least a semi-annual inspection of all heating, ventilating and air conditioning equipment, and provide a copy of such agreement to Landlord. Tenant shall not knowingly permit waste, damage or injury to the Premises or Property. Tenant shall surrender the Premises on the Termination Date, unless extended or renewed, broom clean and in as good condition as when received, or in such better condition as the Premises may be put during the Lease Term, as same may be extended or renewed, except only that deterioration caused by normal and ordinary wear and tear, fire or other casualty not caused by Tenant, or damage or deterioration caused by Landlord or any member of the Landlord Group. Subject to Special Stipulation 3.

(B) In the event that (i) Tenant fails to promptly perform the Tenant Repairs after thirty (30) days’ prior written notice from Landlord requesting same, (ii) Landlord, in the exercise of Landlord’s sole discretion, determines that emergency Tenant Repairs are necessary, or (iii) Tenant Repairs are made necessary by any act or omission or negligence of Tenant or Invitees of Tenant, then in any of such events, Landlord shall be entitled, but not obligated, to perform or cause same to be performed without incurring any liability to Tenant for any damage caused thereby (except to the extent caused by the negligence of Landlord or any member of the Landlord Group), and with respect to repairs performed pursuant to (i) and (iii) above, Tenant shall pay the cost thereof (plus, with respect to repairs performed under (i) and (iii) above, five percent (5%) to cover Landlord’s overhead and administrative costs) to Landlord upon demand, as additional rent.

6.2 LANDLORD REPAIRS. (A) All Landlord Repairs shall be made promptly, as and when needed, by Landlord, upon notice to Landlord (whether verbal, telephonic, e-mail, written or as otherwise provided by Tenant) and be completed within thirty (30) days, unless such Landlord Repair cannot reasonably be completed within such thirty (30) day period, in which event Landlord shall commence repair promptly during such thirty (30) period and thereafter diligently pursue such repair to completion. Such Landlord Repairs shall be made at Landlord’s sole cost and not as a part of Common Area Maintenance costs. Further, Landlord shall be responsible to perform, after thirty (30) days’ prior written notice from Tenant requesting same, all Common Area Maintenance, as and when needed. Landlord shall endeavor not to interfere with Tenant’s Use of Premises while effecting repairs, replacements and maintenance. Subject to Special Stipulation 3 and Special Stipulation 6.

(B) In the event that (i) Landlord fails to promptly perform the Landlord Repairs after thirty (30) days prior written notice from Tenant requesting same, (ii) Tenant, in the exercise of Tenant’s reasonable discretion, determines that emergency Landlord Repairs are necessary, or (iii) Landlord Repairs are made necessary by any act or omission or negligence of Landlord, any member of the Landlord Group or Invitees of Landlord, then in any of such events, Tenant shall be entitled, but not obligated, to perform or cause same to be performed without incurring any liability to Landlord for any damage caused thereby (except to the extent caused by the negligence of Tenant or any member of the Tenant Group), and with respect to repairs performed pursuant to (i) and (iii) above, Landlord shall pay the cost thereof (plus, with respect to repairs performed under (i) and (iii) above, five percent (5%) to cover Tenant’s overhead and administrative costs) to Tenant upon demand. In the event that Landlord fails to reimburse Tenant such total amount within thirty (30) days after receiving a written demand therefor (and accompanied by reasonable supporting documentation), Tenant may offset the same from the next payments of Minimum Rent coming due until such total amount is recovered in full.

6.3 TRADE FIXTURES AND PERSONAL PROPERTY All Trade Fixtures installed in the Premises by Tenant are the property of Tenant and may be removed at any time by Tenant, provided that Tenant shall, at Tenant’s sole expense, simultaneously restore any damage to the Premises caused by such removal. All floor covering and other removable fixtures and equipment installed in the Premises by Tenant shall, at the option of Landlord exercised in writing, be promptly removed by Tenant on the Termination Date, whereupon Tenant shall promptly restore any damage to the Premises caused by such removal; provided, however, that in the event that Landlord does not so elect to cause Tenant to remove any of said floor covering and other removable fixtures or equipment, all of same remaining on the Premises shall become the sole property of Landlord upon the Termination Date, without the necessity of further documentation.

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6.4 ALTERATIONS BY TENANT. Except for non-structural, interior alterations costing less than Ten Thousand and No/100 ($10,000.00) Dollars, Tenant shall not alter the Premises or any part thereof without first: (A) submitting to Landlord written plans and specifications in reasonable detail of any proposed alterations, and (B) obtaining Landlord’s prior written approval thereof. All repairs to such alterations shall be Tenant Repairs. Any such alterations shall immediately upon installation become the property of Landlord and shall remain upon the Premises upon the Termination Date (other than removable fixtures and equipment installed in the Premises by Tenant that Tenant designates as a Trade Fixture, which shall be governed by Paragraph 6.3 above) unless Landlord, at Landlord’s option (to be exercised in writing at the time of approval of such alteration), shall require the restoration of the Premises to the condition thereof on the Rent Commencement Date, in which event Tenant shall so restore the Premises prior to the Termination Date.

6.5 LIENS. Tenant shall promptly pay for all Work performed by or on behalf of Tenant or any party holding the Premises through or under Tenant, and Tenant shall use all commercially reasonable efforts so as to not permit any mechanic’s, materialman’s or any other type of lien or claim of lien to be filed against the Premises by reason of or related to any Work supplied or claimed to have been supplied to Tenant or anyone holding the Premises through or under Tenant. In the event that any such mechanic’s, materialman’s or other lien or claim of lien shall at any time be filed against or affecting Landlord or the Premises, whether said lien or claim of lien be valid or not, Tenant shall indemnify and hold Landlord harmless from same and shall use all commercially reasonable efforts so as to, within twenty (20) days after notice of the filing thereof, cause such lien to be canceled and discharged of record. Nothing in this Lease shall be construed in any way as: (A) constituting the consent, authorization or request, express or implied, of Landlord to any contractor, subcontractor, laborer, mechanic, materialman or any other party for the performance of any Work to or for the benefit of Landlord, or (B) giving Tenant the right, power or authority to act as agent of Landlord or on behalf of Landlord in causing, contracting for, or permitting any Work.

ARTICLE VII

SIGNS

7.1 SIGNS. Tenant shall have the right (but not the obligation) to install and maintain Tenant’s signage upon the Premises, subject to obtaining the approval of all governmental bodies having jurisdiction thereof. All Signs shall be Tenant Repairs and comply with all Laws.

ARTICLE VIII

INSURANCE, INDEMNITY, DAMAGE AND DESTRUCTION

8.1 TENANT’S INSURANCE. (A) Tenant shall obtain and thereafter maintain in full force during the Lease Term, as same may be extended or renewed, with respect to the Premises and Common Areas, commercial general public liability insurance, with contractual liability endorsement, with coverage in amounts not less than One Million and No/100 ($1,000,000.00) Dollars with respect to property damage and bodily injury, personal injury or death to one (1) or more persons, which insurance policy shall identify Landlord as an additional insured party. Within seven (7) business days of Landlord’s request, Tenant shall provide to Landlord a copy of the Insurance Certificate. Tenant’s failure to provide a copy of the Insurance Certificate as outlined above shall constitute a Tenant Default under the Lease, and Landlord shall have all rights and remedies under the Lease, or at law or in equity.

(B) If Tenant utilizes vehicles in connection with the operation of Tenant’s business at the Premises, Tenant, at Tenant’s sole cost and expense, shall keep and maintain commercial automobile liability insurance insuring all owned, non-owned and hired vehicles used in the conduct of Tenant’s business and operated or parked upon the Common Areas, with limits of liability not less than Two Million and No/100 ($2,000,000.00) Dollars combined single limit for both bodily injury and property damage.

8.2 LANDLORD’S INSURANCE. (A) Throughout the Lease Term or during any period of occupancy holding over thereafter, Landlord shall maintain or cause to be maintained at all times special form property insurance coverage in an amount equal to one hundred percent (100%) of the replacement value of the Premises (less the Landlord Work described in Exhibit “C”) and Common Area.

(B) Landlord shall obtain and thereafter maintain in full force during the Lease Term, or during any period of occupancy holding over thereafter, as same may be extended or renewed, with respect to the Common Area, commercial general public liability insurance, with contractual liability endorsement, with coverage in amounts not less than One Million and No/100 ($1,000,000.00) Dollars with respect to property damage and bodily injury, personal injury or death to one (1) or more persons, which insurance policy shall identify Tenant as an additional insured party. Within seven (7) business days of Tenant’s request, Landlord shall provide to Tenant a copy of the Insurance Certificate. Landlord’s failure to provide a copy of the Insurance Certificate as outlined above shall constitute a Landlord Default under this Lease, and Tenant shall have all rights and remedies under this Lease, or at law or in equity.

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8.3 INDEMNITY; LIABILITY OF LANDLORD. (A) Tenant shall, and does hereby, indemnify, defend, release and save harmless the Landlord Group from and against all Claims arising out of (a) and to the extent of the negligence or willful acts or omissions of the Tenant Group regarding the use, occupation, repair or alteration of the Premises, (b) a Tenant Default under this Lease which is not a result of Landlord’s negligence, willful act, omission or failure to perform Landlord’s obligations under this Lease, or (c) any breach of representation or warranty given by Tenant hereunder.

(B) Landlord shall, and does hereby, indemnify, defend, release and save harmless the Tenant Group from and against all Claims arising out of (a) and to the extent of the negligence or willful acts or omissions of the Landlord Group in connection with the Premises or Common Area, (b) a Landlord Default under this Lease which is not a result of Tenant’s negligence, willful act, omission or failure to perform Tenant’s obligations under this Lease, (c) from any Landlord repairs, alteration or maintenance of or to the Premises or Common Area, or (d) any breach of representation or warranty given by Landlord hereunder.

(C) Each party shall give the other party prompt notice of any claim or suit coming within the purview of these foregoing indemnities. Upon the written request of any indemnitee, the indemnitor shall assume the defense of any claim, demand or action taken against such indemnitee, and shall upon the request of the indemnitee, allow the indemnitee to participate in the defense thereof, such participation to be at the expense of the indemnitee. Settlement by the indemnitee without the indemnitor’s prior written consent shall release the indemnitor from the indemnity as to the claim, demand or action so settled.

(D) This Paragraph 8.3 shall survive the Termination Date.

8.4 INSURANCE REIMBURSEMENT. (A) Tenant shall pay to Landlord, without offset or deduction, as additional rent throughout the Lease Term, as same may be extended or renewed, as set forth herein, Insurance costs for the Premises. The Insurance costs are estimated to be Three Hundred Sixty-four and 02/100 ($364.02) Dollars per month for the first Insurance Fiscal Year.

(B) For the period from the Rent Commencement Date until the end of the first Insurance Fiscal Year, Tenant shall pay to Landlord monthly Tenant’s Share of Insurance in the amount set forth in Subparagraph 8.4(A), or in such other amount therefor as Landlord may designate. In the event that the amounts so paid by Tenant for Insurance the first or any subsequent Insurance Fiscal Year under this Subparagraph 8.4(B) shall be (i) less than Tenant’s Share of the Insurance costs actually incurred by Landlord, the deficiency shall be paid by Tenant to Landlord within thirty (30) days after receipt by Tenant of written notice of such deficiency (along with reasonable supporting documentation therefor), or (ii) more than Tenant’s Share thereof, then Landlord shall promptly provide Tenant with written notice of the amount of such excess payment, and the excess shall be retained by Landlord and be credited to the next sums due from Tenant under this Subparagraph 8.4(B). At any time, and from time to time, before, on or after the expiration of the first Insurance Fiscal Year or any subsequent Insurance Fiscal Year during the Lease Term, as the Lease Term may be extended or renewed, Landlord may estimate or revise the estimate of the costs and expenditures for Insurance for the remainder of the extant Insurance Fiscal Year or the ensuing Insurance Fiscal Year, which determination may be based in whole or in part upon the expenses for the extant, preceding or ensuing Insurance Fiscal Year as increased by any known or anticipated increases in the cost of Insurance, or by any combination thereof, together with Landlord’s determination of Tenant’s Share thereof, and Landlord shall be entitled to notify Tenant of the monthly sum to be paid by Tenant to Landlord during the remaining months of such Insurance Fiscal Year or the next ensuing Insurance Fiscal Year. Upon each such determination of Tenant’s Share of Insurance, as provided herein, Tenant shall make such payments in such amounts as are provided for herein until receipt of notice from Landlord of any change in such amounts.

(C) Any delay or failure of Landlord in computing or billing under this Paragraph 8.4 shall not prejudice the right of Landlord to thereafter render bills for such period or any subsequent period, nor constitute a waiver of or in any way impair the continuing obligation of Tenant to pay Tenant’s Share of Insurance. Photostatic copies of bills for Insurance submitted by Landlord to Tenant shall be conclusive evidence of the actual amount thereof.

(D) Within thirty (30) days after receipt of written request and notice from Tenant to Landlord, Landlord shall provide Tenant the financial data used to determine the total Insurance for the prior Insurance Fiscal Year, unless such written request is made prior to March 1 of the Insurance Fiscal Year following the subject Insurance Fiscal Year pertaining to the actual Insurance cost, in which event Landlord shall have sixty (60) days to provide such financial data to Tenant.

8.5 DAMAGE BY FIRE OR OTHER CASUALTY. Following the date of any damage or destruction and during any period of repair or reconstruction, unless the damage or destruction is caused by any act, omission or negligence of Tenant or any Invitees of Tenant, all Aggregate Rent shall equitably abate from the date of such damage until the date that Tenant is permitted to reoccupy the Premises. Tenant shall immediately notify Landlord of any damage or destruction to the Premises. In the event that (A) by reason of any damage or destruction, in Tenant’s reasonable discretion, the Premises are rendered unusable for the Use of Premises, (B) the Premises are damaged as a result of a casualty or event which is not adequately covered by Landlord’s fire insurance, in an amount more than the aggregate sum of Minimum Rent for the Calendar Year in which the damage or destruction occurs, (C) the Premises is

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damaged in whole or in part during the last twelve (12) months of the Lease Term or any extension or renewal thereof, (D) the Premises is damaged to the extent that the Restoration Cost equals or exceeds thirty percent (30%) of the monetary value of such building at the time of such damage, then, in any of such events, Landlord or Tenant may terminate this Lease by notice of termination delivered at any time after the occurrence of such damage, whereupon this Lease shall expire upon the date set forth in such notice, and Tenant shall vacate and surrender the Premises to Landlord on such date. In the event that neither Landlord nor Tenant elect to terminate this Lease pursuant to the foregoing, or that the damage does not meet the criteria of (A) – (D) above, Landlord shall promptly commence reconstruction of the Premises. Landlord and Tenant shall give written notice to the other of such election within sixty (60) days after the occurrence of such damage or destruction. In the event that neither Landlord nor Tenant elect to terminate this Lease pursuant to the foregoing, or that the damage does not meet the criteria of (A) – (D) above, Landlord shall promptly commence reconstruction of the Premises. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to terminate this Lease with thirty (30) days’ prior written notice to Landlord if, in Tenant’s reasonable judgment, the portion of the Premises remaining cannot be reasonably utilized for the Use of Premises.

8.6 MUTUAL WAIVER OF SUBROGATION. Notwithstanding anything to the contrary contained herein, Landlord and Tenant hereby waive and release all Claims against each other, and against the agents and employees of each other, for any loss or damage sustained by each other to the extent such Claims are or could be insured against under any standard broad form policy of fire and extended coverage insurance, or under any fire and extended casualty insurance policy maintained by Landlord or Tenant under this Lease, or required to be maintained by Landlord or Tenant under this Lease, regardless of whether such policy is in effect at the time of the loss. Landlord and Tenant will cause their respective insurance carriers to issue appropriate waiver of subrogation rights endorsements to all policies of insurance carried in connection with damage to the Premises or any portions thereof or any personal property thereon; provided, however, that failure to obtain such endorsements shall not affect the release hereinabove given. Tenant will cause all other occupants of the Premises claiming by, under or through Tenant to execute and deliver to Landlord a waiver of Claims similar to the aforementioned waiver and to obtain such waiver of subrogation rights endorsements.

ARTICLE IX

ASSIGNMENT, SUBLETTING AND SUCCESSORS

9.1 ASSIGNMENT AND SUBLETTING. Without the express prior written consent of Landlord, not to be unreasonably withheld, conditioned, or delayed, neither Tenant, nor Tenant’s legal representatives or successors in interest by operation of Laws or otherwise, shall directly or indirectly assign this Lease or any interest therein, or sublet all or any portion of the Premises, or use or permit the Premises or any portion thereof to be used, occupied or managed by any party or parties other than Tenant. Consent to any assignment or sublease shall not vitiate or waive this provision, and all later assignments and subleases shall likewise be made only upon the prior written consent of Landlord. In the event that Tenant shall desire to assign this Lease or sublet the Premises or any portion thereof, then Tenant shall: (i) promptly notify Landlord in writing of such desire, identifying of such assignee or subtenant, and furnishing Landlord with commercially reasonable financial and business information about such proposed assignee or subtenant, (ii) simultaneously pay to Landlord a non-refundable processing fee in the amount of Five Hundred and No/100 ($500.00) Dollars. Upon receipt of a request to assign or sublet as set forth in the immediately preceding sentence, Landlord shall be entitled, at Landlord’s sole reasonable option, to approve or disapprove such assignment or sublease. Any assignment or sublease which is not consented to by Landlord shall be void ab initio. Tenant shall, upon any assignment or subletting, furnish Landlord with a true and complete copy of all assignment or sublease documents, and shall advise Landlord of all rental amounts pursuant to such assignment or sublease. Subtenants or assignees shall not prepay any rental to any party other than Landlord more than one (1) month in advance, and shall become, at Landlord’s option, liable directly to Landlord if Landlord so elects. In the event that this Lease is assigned or sublet, Landlord may, and is hereby empowered, at Landlord’s option, to collect rent directly from the assignee or subtenant; in the event that Landlord does so collect rent from such assignee or subtenant, Landlord shall apply the net amount received by Landlord to the Aggregate Rent payable by Tenant, and no such receipt of such rent shall be deemed to be: (x) a waiver of the covenant herein against assignment and subletting, (y) an acceptance of the assignee or subtenant as Landlord’s tenant, or (z) a release of Tenant from the obligations of Tenant under this Lease. Notwithstanding anything contained in this Lease to the contrary, no subtenant or assignee (unless such subtenant or assignee assumed the Lease pursuant to a Permitted Transfer) may exercise, and Tenant shall have no right to exercise, for the benefit of any such assignee or subtenant, any expansion option, right of first refusal option, renewal or extension option, or similar option or rights under this Lease. No subtenant or assignee shall be entitled to further assign any interest under this Lease, or sublet all or any portion of the Premises without the express prior written consent of Landlord, not to be unreasonably withheld, conditioned, or delayed. In the event that this Lease shall be assigned or the Premises sublet by Tenant at a rental rate, including, without limitation, minimum rent and all other sums payable thereunder, that exceeds the Minimum Rent to be paid to Landlord by Tenant hereunder, and net of all of Tenant’s costs and expenses associated with said sublease or assignment, then and in such event one-half (1/2) of all such excess over the Minimum Rent shall be immediately paid to Landlord by Tenant upon receipt by Tenant as additional rent due from Tenant to Landlord. Notwithstanding the foregoing, no Landlord consent shall be required for an assignment of this Lease or a sublet of all or any portion of the Premises to any subsidiary, affiliate or related company, or to any successor company as a result of a merger, consolidation, sale of stock or assets, or other similar business reorganization (each, a

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“Permitted Transfer”), provided each such Permitted Transfer shall be subject to the following express conditions: (i) no such assignment shall be deemed to release Tenant from continuing liability throughout the Lease Term; (ii) Tenant’s assignee must expressly assume in a written instrument delivered to and reasonably acceptable by Landlord all of the obligations of Tenant under this Lease; and (iii) Tenant must provide notice and a representation that the above conditions are met to Landlord within thirty (30) days of such assignment, sale, or transfer. Landlord shall furnish the appropriate documentation in connection with any such assignment. Tenant shall in all events, including, without limitation, a Permitted Transfer, remain fully liable to Landlord for all obligations of Tenant under this Lease, regardless of any assignment or subletting or any consent by Landlord thereto, or any expansion, renewal, extension, modification or change of, to or affecting the Lease or the Lease Term.

9.2 SUCCESSORS AND ASSIGNS. The provisions of this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective successors, heirs, legal representatives and assigns; provided, however, that no assignment or subletting by, through or under Tenant in violation of Paragraph 9.1 shall vest in such assignee or subtenant any right, title or interest whatsoever. Upon any sale or conveyance of the Premises, provided that such new owner assumes Landlord’s covenants and obligations hereunder, the Landlord named herein shall be, and hereby is, entirely free and relieved of all covenants and obligations of Landlord hereunder arising or occurring on or after such sale or conveyance.

ARTICLE X

CONDEMNATION

10.1 CONDEMNATION. In the event of Condemnation of all of the Premises, this Lease shall terminate as of the date that the condemning authority is entitled to legal possession of the Premises, and Tenant shall pay Aggregate Rent to Landlord until such date. In the event of Condemnation of only a part of the Premises (A) then, effective as of the date of vesting of title, the Aggregate Rent hereunder shall be abated in an amount apportioned according to the area of the Premises so condemned, and (B) if in Tenant’s commercially reasonable judgment such taking renders the Premises unsuitable for the Use of Premises, Tenant may, at Tenant’s option, terminate this Lease by notifying Landlord of such termination; if Tenant elects not to so terminate this Lease, this Lease shall be and remain unaffected by such Condemnation, except that the Aggregate Rent hereunder shall be abated to the extent, if any, hereinbefore provided. In the event of any Condemnation of all or a portion of the Premises, Tenant shall be entitled to an award for Tenant’s relocation expenses and the leasehold improvements placed on the Premises by Tenant at Tenant’s expense; Landlord shall be entitled to receive the balance of the award in such Condemnation proceeding, including, without limitation, any award for the value of the unexpired portion of the Lease Term and the interest vested by this Lease in Tenant, and Tenant hereby expressly and irrevocably assigns to Landlord all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award. Any restoration to the Premises made necessary by Condemnation shall be performed by Landlord at Landlord’s sole expense.

ARTICLE XI

DEFAULT

11.1 TENANT DEFAULT. (A) Upon the occurrence of any one (1) or more events of Tenant Default, Landlord may, at Landlord’s option, without any demand or notice whatsoever, except as expressly required in this Paragraph 11.1:

(i) Terminate this Lease by giving Tenant notice of termination, which shall constitute a Default Termination, in which event this Lease shall expire and terminate on the date specified in such notice of Default Termination, and Tenant shall remain liable for all obligations of Tenant under this Lease arising up to the date of Default Termination, and Tenant shall surrender the Premises to Landlord on the date specified in such notice; or

(ii) Without terminating this Lease, but with written notice to Tenant, Landlord may in Landlord’s own name but as agent for Tenant enter into and upon take possession of the Premises or any part thereof, and, at Landlord’s option, remove persons and property therefrom, and such property, if any, may be removed and stored in a warehouse or elsewhere at the cost of, and for the account of, Tenant, all without being deemed guilty of trespass or being liable for any loss or damage which may be occasioned thereby, and Landlord may rent the Premises or any portion thereof as the agent of Tenant with or without advertisement, and by private negotiations and for any term upon such terms and conditions as Landlord may deem necessary or desirable in order to relet the Premises. Landlord shall in no way be responsible or liable for any rental concessions or any failure to rent the Premises or any part thereof, or for any failure to collect any rent due upon such reletting. Upon each such reletting, all rentals received by Landlord from such reletting shall be applied: first, to the payment of any indebtedness (other than any rent due hereunder) from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including, without limitation, brokerage fees and attorneys’ fees and costs of alterations and repairs; third, to the payment of rent and other charges then due and unpaid hereunder; and the residue, if any, shall be held by Landlord to the extent of and for application in payment of future rent as the same may become due and payable hereunder. In reletting the Premises as aforesaid, Landlord may grant rent concessions and Tenant shall not receive credit therefore. In the event that such rentals received from such reletting shall at any time or from time to time be less than sufficient

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to pay to Landlord the entire sums then due from Tenant hereunder, Landlord shall be entitled to receive from Tenant the amount of any such deficiency, provided, however, that the amount of such deficiency payment shall not exceed the difference between the rentals which would have been due from Tenant hereunder had Tenant not defaulted, and the aggregate reasonable rental value of the Premises, as described in Subparagraph 11.1(A)(iii) below. Such deficiency shall, at Landlord’s option, be calculated and paid monthly. No such reletting shall be construed as an election by Landlord to terminate this Lease unless a written notice of such election has been given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for any such previous Tenant Default, provided such Tenant Default has not been cured; or

(iii) Terminate this Lease and recover from Tenant all damages which Landlord may incur by reason of Tenant Default, including, without limitation, a sum which, at the date of Default Termination represents the present value (discounted at a rate equal to the then average rate for Moody’s “AAA” rated corporate bonds with maturities equal to the Remaining Term) of the excess, if any, of (x) the Aggregate Rent, and all other charges and sums which would have been payable hereunder by Tenant for the Remaining Term, over (y) the aggregate reasonable rental value of the Premises for the same period, all of which present value of such excess sum shall be immediately due and payable. In determining the aggregate reasonable rental value pursuant to item (y) above, all relevant factors shall be considered as of the time of Default Termination, including, without limitation (aa) the length of time remaining in the Lease Term, (bb) the then-current market conditions in the general area in which the Premises are located, (cc) the likelihood of reletting the Premises for a period of time equal to the Remaining Term, (dd) the net effective rental rates (taking into account all concessions) then being obtained for space of similar type and size in similar type buildings in the general area in which the Premises are located, (ee) the vacancy levels in comparable quality buildings in the general area in which the Premises are located, (ff) the anticipated duration of the period that the Premises will be unoccupied prior to reletting, (gg) the anticipated cost of reletting, and (hh) the current levels of new construction that will be completed during the remainder of the Lease Term and the degree to which such new construction will likely affect vacancy rates and rental rates in comparable quality buildings in the general area in which the Premises are located. Such payment shall constitute liquidated damages to Landlord, Landlord and Tenant acknowledging and agreeing that it is difficult to determine the actual damages Landlord would suffer by virtue of Tenant Default and that the agreed-upon liquidated damages are not punitive or a penalty and are just, fair and reasonable, all in accordance with O.C.G.A. § 13-6-7; or

(iv) Without liability to Tenant or any other party and without constituting a constructive or actual eviction, suspend or discontinue furnishing or rendering to Tenant any Work, Utilities or other services, so long as the Tenant Default continues; or

(v) Allow the Premises to remain unoccupied and collect rent from Tenant as it comes due; or

(vi) Pursue such other remedy or remedies as are available at law or equity, including, without limitation, an action for specific performance requiring Tenant to perform Tenant’s obligations under this Lease.

(B) Landlord’s pursuit of any remedy or remedies, including, without limitation, any one (1) or more of the remedies stated in Subparagraph 11.1(A), shall not (i) constitute an election of remedies or preclude pursuit of any other remedy or remedies provided in this Lease or any other legal or equitable remedy or remedies separately or concurrently or in any combination, or (ii) serve as the basis for any claim of actual or constructive eviction, or allow Tenant to withhold any payments under this Lease.

(C) In the event of Default Termination, any funds of Tenant held by Landlord may be applied by Landlord to any damages payable by Tenant (whether provided for herein or by Laws) as a result of such Default Termination.

(D) Neither the commencement of any action or proceeding, nor the settlement thereof, nor entry of judgment thereon shall bar Landlord from bringing subsequent actions or proceedings from time to time, nor shall the failure to include in any action or proceeding any sum or sums then due be a bar to the maintenance of any subsequent actions or proceedings for the recovery of such sum or sums so omitted.

(E) No termination of this Lease prior to the normal expiration thereof, by lapse of time or otherwise, shall affect Landlord’s right to collect rent for the period prior to the Termination Date. No surrender of the Premises or any part thereof by delivery of keys or otherwise shall operate to terminate this Lease unless and until such termination is expressly accepted in writing by an authorized officer of Landlord.

(F) Should any legal action be commenced in connection with this Lease, the prevailing party in such action shall be entitled to recover, in addition to court costs, such amount as the court may adjudge as reasonable attorneys’ fees.

(G) The foregoing provisions of this Paragraph 11.1 shall apply to any renewal or extension of this Lease.

11.2 LANDLORD’S DEFAULT. If Landlord fails in the performance of any of Landlord’s obligations under this Lease, Tenant’s remedy therefor shall be an action for either (i) damages, or (ii) specific performance. However, prior to any such action, Tenant shall give Landlord written notice specifying such Landlord Default with particularity, and Landlord shall thereupon have

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thirty (30) days in which to cure any such Landlord Default or such longer time as required under the exercise of due diligence, if the Landlord Default is not curable within the thirty (30) day period, provided Landlord commences to cure such Landlord Default within such thirty (30) day period and thereafter diligently completes such cure.

ARTICLE XII

MORTGAGES; ESTOPPELS

12.1 MORTGAGES. (A) Subject to Subparagraph 12.1(E) below, upon request by any holder of a First Mortgage, Tenant shall subordinate Tenant’s rights under this Lease to such First Mortgage, and to any advances to be made thereunder and the interest thereon, and to all renewals, modifications, replacements and extensions thereof. Tenant’s rights under this Lease shall not be subordinate to the holder of the First Mortgage unless the holder thereof has requested that this Lease be subordinate thereto, provided that any such subordination shall be subject to Subparagraph 12.1(E) below. Any Mortgagee, whether the holder of the First Mortgage or any other Mortgage affecting the Premises, may elect to have this Lease made prior to such Mortgage, and in the event of such election and upon notification by any such Mortgagee to Tenant to that effect, this Lease shall be deemed prior in lien to any such Mortgage, whether this Lease is dated or filed prior to or subsequent to the date of such Mortgage.

(B) Subject to Subparagraph 12.1(E) below, Tenant shall, in the event of exercise of the power of sale or deed in lieu of foreclosure under any Mortgage, attorn to and recognize such purchaser as landlord under this Lease; provided that said purchaser shall not be liable for any act or omission of any prior landlord or subject to any offsets or defenses which Tenant may have against any prior landlord or be bound by any amendment or modification of this Lease made without the prior written consent of such Mortgagee. Should any Mortgagee or purchaser require a separate agreement of attornment regarding the matters covered by this Lease, Tenant shall promptly, upon request, enter into any such attornment agreement.

(C) At any time and from time to time, Tenant and Landlord shall, upon request from the other, execute, acknowledge and deliver. within ten (10) days after receipt of such request, to the requesting party or any potential purchaser of the Premises, or to any Mortgagee or potential Mortgagee, an estoppel certificate or statement in writing certifying to all or any part of the following information as shall be requested, provided that such facts are true and ascertainable: (i) that this Lease constitutes the entire agreement between Landlord and Tenant, (ii) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified and stating the modification), (iii) the specific itemized amounts of Aggregate Rent under this Lease and the dates to which such amounts have been paid, (iv) that there is no prepaid Aggregate Rent, (v) the amount of the Security Deposit, (vi) that the Premises have been satisfactorily completed, (vii) that Tenant has accepted possession of the Premises, (viii) that the Lease Term has commenced, (ix) that Tenant is in possession of the Premises, (x) that the actual Rent Commencement Date has occurred, (xi) that all conditions precedent to the validity and enforceability of this Lease have been fully satisfied, and (xii) that there are no defaults or offsets which Tenant or Landlord have against enforcement of this Lease by the requesting party. Tenant’s estoppel certificate or statement shall also contain such other information as may be reasonably or customarily required by the present or potential purchaser or Mortgagee, and shall be completed and delivered by Tenant as soon as practicable, but in no event more than ten (10) days after request therefor.

(D) In the event that, in connection with obtaining financing or refinancing for the Premises, any banking, insurance or other recognized institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant shall not unreasonably withhold, delay or defer Tenant’s consent thereto, provided that such modifications shall be subject to Subparagraph 12.1(E) below and shall not materially increase the obligations of Tenant hereunder or materially adversely affect the interest of Tenant hereby created.

(E) Notwithstanding anything to the contrary contained herein, Landlord hereby represents that, as of the Effective Date, there is no existing ground or underlying lease, mortgage or deed of trust affecting all or any part of the Premises. Furthermore, Tenant agrees that, provided that any future ground lessor or mortgagee shall agree to honor and abide by the terms of the Lease and give Tenant a non-disturbance agreement, in mutually agreeable form, providing in effect that Tenant’s right to use and occupy the Premises will not be deprived as a result of such termination or foreclosure, so long as Tenant shall not be in Tenant Default, then in such event, the Lease shall be subordinate to any future ground lease, mortgage or deed of trust placed against the Premises, and Tenant shall attorn to the future ground lessor or mortgagee upon termination of the ground lease or foreclosure of the mortgage or deed of trust, respectively.

ARTICLE XIII

TAXES

13.1 TAX REIMBURSEMENT. (A) Tenant shall pay to Landlord, without offset or deduction, as additional rent throughout the Lease Term, as same may be extended or renewed, as set forth herein, Taxes for the Premises. The Taxes are estimated to be Two Thousand Three Hundred Eighty-six and 35/100 ($2,386.35) Dollars per month for the first Tax Year.

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(B) For the period from the Rent Commencement Date until December 31 of the Tax Year containing the Rent Commencement Date, Tenant shall pay to Landlord monthly Tenant’s Share of Taxes in the amount set forth in Subparagraph 13.1(A), or in such other amount therefore as Landlord may designate. Upon final determination of the Taxes for such preceding Tax Year, Landlord shall compute Tenant’s Share thereof, and a summary shall be furnished to Tenant reflecting the actual amount of the Taxes for such Tax Year. In the event that the amounts so paid by Tenant for Taxes in the first (1st) or any subsequent Tax Year under this Paragraph 13.1 shall be (i) less than Tenant’s Share thereof, the deficiency shall be paid by Tenant to Landlord within thirty (30) days after receipt by Tenant of written notice of such deficiency (along with reasonable supporting documentation therefor), or (ii) more than Tenant’s Share thereof, then Landlord shall promptly provide Tenant with written notice of the amount of such excess payment, and the excess shall be retained by Landlord and be credited to the next sums due from Tenant under this Paragraph 13.1; provided, however, that in the event that such excess is paid by Tenant during the final year of the Lease Term, then upon the expiration of the Lease Term, Landlord will pay Tenant the then-applicable excess promptly after determination thereof. At any time, and from time to time, before, on or after the expiration of the first (1st) Tax Year or any subsequent Tax Year during the Lease Term, as the Lease Term may be extended or renewed, Landlord may estimate or revise the estimate of the costs and expenditures for Taxes for the remainder of the extant Tax Year or the ensuing Tax Year, which determination may be based in whole or in part upon the expenses for the extant, preceding or ensuing Tax Year as increased by any known or anticipated increases in the cost of Taxes, or by any combination thereof, together with Landlord’s determination of Tenant’s Share thereof, and Landlord shall be entitled to notify Tenant of the monthly sum to be paid by Tenant to Landlord during the remaining months of such Tax Year or the next ensuing Tax Year. Upon each such determination of Tenant’s Share of Taxes, as provided herein, Tenant shall make such payments in such amounts as are provided for herein until receipt of notice from Landlord of any change in such amounts.

(C) Landlord may, at Landlord’s option, contest or seek a reduction of any Taxes, when it is reasonable to do so, and the cost for any such contest or protest shall be considered part of the Taxes.

(D) No delay or failure of Landlord in computing or billing Tenant’s Share of Taxes shall prejudice the right of Landlord to thereafter render bills for such period or any subsequent period, nor constitute a waiver of nor in any way impair the continuing obligation of Tenant to pay Tenant’s Share of Taxes. In the event that the Property does not comprise exactly one tax parcel, Tenant shall pay Tenant’s Share of Taxes based upon the reasonable estimate of Landlord of the amount thereof. Photostatic copies of bills for Taxes submitted by Landlord to Tenant shall be conclusive evidence of the actual amount thereof.

(E) Within thirty (30) days after receipt of written request and notice from Tenant to Landlord, Landlord shall provide Tenant the financial data used to determine the total Taxes for the prior Tax Year, unless such written request is made prior to March 1 of the Tax Year following the subject Tax Year pertaining to the actual Taxes cost, in which event Landlord shall have sixty (60) days to provide such financial data to Tenant.

13.2 PERSONAL PROPERTY. Tenant shall pay, prior to delinquency, all personal property taxes payable with respect to all property of Tenant located in the Premises, and shall promptly provide Landlord upon request therefor with proof of such payment.

ARTICLE XIV

RULES AND REGULATIONS

14.1 RULES AND REGULATIONS. The rules and regulations annexed hereto as Exhibit “D”, and all reasonable rules and regulations which Landlord may hereafter from time to time adopt and promulgate for the government and management of the Premises, are hereby made a part of this Lease and shall, during the Lease Term, as same may be extended or renewed. Written notice of such additional rules and regulations, if any, shall be given to Tenant and Tenant agrees upon receipt thereof to comply with and observe all such reasonable rules and regulations, provided such rules and regulations do not conflict with the terms and conditions of this Lease or adversely affect or impair Tenant’s ability to conduct the Use of Premises.

ARTICLE XV

MISCELLANEOUS

15.1 NO ESTATE IN LAND. This contract shall create the relationship of landlord and tenant between the parties hereto, and no estate shall pass out of Landlord. Tenant has only a usufruct hereunder, not subject to levy and sale, and not assignable by Tenant except as expressly provided in Paragraph 9.1.

15.2 HOLDING OVER. Landlord and Tenant covenant and agree that Tenant has the unconditional right (but not the obligation) to remain in possession of the Premises or any part thereof after the Termination Date for a period of up to six (6) months at the same rental rate in effect immediately prior to the Termination Date. In the event that Tenant elects to remain in the Premises after the Termination Date, Tenant shall provide Landlord with not less than sixty (60) days prior written notice of such election. Landlord shall have fifteen (15) days after receipt of Tenant’s notice in which to provide Tenant with written notice of Landlord’s objection to Tenant holding over in the Premises after the Termination Date. In that event that Landlord does not provide Tenant with notice of

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Landlord’s objection within such fifteen (15) day period, Landlord shall be deemed to have consented to Tenant holding over in the Premises. Upon receipt of Landlord’s consent or deemed consent, Tenant shall be a tenant-at-will and such tenancy shall be subject to all the provisions hereof, except that the Minimum Rent for the entire hold-over period shall be at the rate of one hundred twenty-five percent (125%) of the rate of Minimum Rent in effect immediately prior to the Termination Date, and there shall be no extension or renewal of this Lease by operation of Laws. In the event that Landlord objects in writing to Tenant’s holding over beyond the Termination Date, then Tenant shall be a tenant at sufferance and shall owe Landlord compensation for the period of occupancy subsequent to the Termination Date at a rate of one hundred twenty-five percent (125%) of the Minimum Rent in effect immediately prior to the Termination Date, plus Tenant shall pay all other additional rents and other sums under this Lease, and there shall be no extension or renewal of this Lease by operation of Laws. Nothing in this Paragraph 15.2 or elsewhere in this Lease shall be construed as consent by Landlord to possession of the Premises by Tenant after the six (6) month period after the Termination Date.

15.3 RECORDING. Neither this Lease nor any memorandum thereof shall be recorded in any public record without Landlord’s and Tenant’s express prior written consent.

15.4 NON-WAIVER. No failure by Landlord to timely bill Tenant for any payments hereunder, or to insist upon the strict performance, in any of one or more instances, upon any breach of any term, covenant or condition herein contained shall be deemed to be a waiver of such term, covenant or condition, nor of any subsequent breach of the same or any other term, covenant or condition herein contained. Any subsequent acceptance by Landlord of any Minimum Rent, additional rent, other rent, or any other sums due hereunder shall not be deemed to be a waiver of any preceding Tenant Default, other than the failure of Tenant timely to pay the particular sum so accepted, regardless of Landlord’s knowledge of such preceding Tenant Default at the time of acceptance of such sum. No failure by Tenant to insist upon the strict performance, in any of one or more instances, upon any breach of any term, covenant or condition herein contained shall be deemed to be a waiver of such term, covenant or condition, nor of any subsequent breach of the same or any other term, covenant or condition herein contained. No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver be specifically expressed in writing by an authorized officer of the party granting such waiver.

No payment by Tenant or receipt by Landlord of an amount less than the Minimum Rent or other rent or other sum herein stipulated shall be deemed a waiver of Landlord’s right to receive the entire amount herein stipulated. No partial payment or endorsement on any check or letter accompanying such payment or rent shall be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord’s right to collect the balance of any rents due under the terms of this Lease. After service of any notice of termination, or other notice, or commencement of any suit or dispossessory or distress proceeding, Landlord may receive and collect any rent due and such collection or receipt shall not operate as a (A) reinstatement, continuance, renewal or extension of the Lease Term, or (B) waiver affecting such notice, suit or proceeding.

15.5 TIME OF THE ESSENCE. Time is of the essence of this Lease and all provisions contained herein.

15.6 SEVERABILITY. If any clause, provision, Article, Paragraph or Subparagraph of this Lease is or becomes unconstitutional, illegal, invalid or unenforceable because of present or future Laws, the remaining parts of this Lease shall not be affected thereby unless such invalidity is, in the reasonable determination of either Tenant or Landlord, essential to the rights of both parties, in which event such party shall be entitled to terminate this Lease by giving notice to the other party.

15.7 SPECIAL STIPULATIONS. Any Special Stipulations which are annexed hereto shall control if in conflict with any of the provisions of this Lease.

15.8 NOTICES. All notices or demands with respect to this Lease shall be in writing. No notices or demands to either party with respect to performance of any of such party’s obligations hereunder shall be required unless expressly required under the terms of this Lease. In the event that the term Tenant, as used in this Lease, refers to more than one (1) party, any notice, demand, consent, approval, request, bill or statement given as aforesaid to any of such parties shall be deemed to have been duly given to Tenant. Rejection or refusal by Tenant to accept, or inability to deliver, because of changed address of which no notice has been received, shall also constitute properly given notice or demand. All notices or demands to Tenant or Landlord shall be delivered by either (i) hand-delivery, (ii) nationally recognized courier service such as Federal Express, or (iii) certified mail, return receipt requested, to the addresses of Landlord and Tenant specified in Subparagraph 1.1(B) and Subparagraph 1.1(D), respectively, or at such other place as an authorized officer of Landlord or Tenant may designate to the other in writing, and such notices or demands to the parties shall be deemed validly and effectively given only if and when said hand delivery, couriered delivery or certified letter shall be actually received by such party. Upon request by Landlord or Mortgagee, a copy of all notices or demands to Landlord shall also be sent to Mortgagee, and Tenant shall not exercise any remedies due to any default by Landlord under this Lease unless and until Mortgagee shall have received such notice or demand and failed to cure such default within thirty (30) days after such receipt.

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15.9 HEADINGS AND TERMINOLOGY. The headings or captions contained in this Lease are for convenience and reference only and in no way define, affect or limit the scope or content of this Lease. All personal pronouns, if any, used in this Lease, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plurals; and the plurals shall include the singular. All references in this Lease to any Article, Paragraph or Subparagraph shall refer to the corresponding Article, Paragraph or Subparagraph of this Lease unless specific reference is made to the articles, paragraphs, subparagraphs, sections, subsections or subdivisions of another document or instrument.

15.10 ENTIRE AGREEMENT; AMENDMENT; CONSENTS. This Lease sets forth the entire agreement between the parties hereto concerning the Premises, and no representation, inducement, promise or agreement, oral or otherwise, between the parties not embodied herein, shall be of any force or effect. Tenant acknowledges that no real estate broker or agent, nor any of Landlord’s agents, managers or leasing representatives have the power or authority to amend, modify, terminate or accept a surrender of this Lease, and such power and authority is vested solely in Landlord acting in writing through Landlord’s duly authorized corporate officers. No amendment, modification, termination, change or addition to this Lease shall be binding upon either party unless reduced to writing and signed by Tenant and a duly authorized corporate officer of Landlord. Any consent required or requested of Landlord under this Lease or any portion thereof, including, without limitation, Paragraph 9.1, must be in writing, and may be granted or withheld by Landlord in Landlord’s sole and absolute discretion, which may be exercised arbitrarily, without inquiry into the reasonableness or unreasonableness of the granting or withholding of same.

15.11 TENANT OBLIGATIONS. Intentionally Deleted.

15.12 AGENT. (A) In the event that an Agent is designated in Subparagraph 1.1(L), the terms of this Subparagraph 15.12 (A) shall apply. Agent is not a party to this Lease, and has no authority, express or implied, to (i) amend, modify, renew, extend or terminate this Lease, (ii) bind Landlord in any fashion, (iii) make any representation, statement, warranty or agreement as agent or on behalf of Landlord, or (iv) give or receive any notice or demand on behalf of Landlord. In the event that Landlord sells or transfers the Premises, and the purchaser or transferee thereof assumes the obligations of Landlord under the Commission Agreement, then in such event Landlord shall be fully released from any further obligations to Agent under the Commission Agreement. Tenant hereby represents and warrants to Landlord that Tenant has had no involvement, contact or agreement with any real estate broker or agent with respect to the Premises other than Agent. Tenant does hereby indemnify and hold harmless Landlord from and against all Claims asserted by any party other than Agent for real estate brokerage commission or fees arising out of or related to this Lease, which indemnity shall survive the Termination Date.

(B) In the event that Tenant elects to employ or utilize any estate broker or other real estate agent, after the initial mutual execution of this Lease, with respect to amending, modifying, renewing, extending, expanding or terminating this Lease, then Tenant, and not Landlord, shall be solely responsible for the payment of all real estate brokerage commission and other compensation in any way related to any such amendment, modification, renewal, extension, expansion or termination.

15.13 FORCE MAJEURE. Except as may otherwise be expressly provided to the contrary in this Lease, Landlord and Tenant shall be excused for the period of time equivalent to any delay in performance of any obligations hereunder when such delay is caused by the wrongful or negligent acts or omissions of the other party or by causes beyond such party’s control, including, without limitation, all strikes, riots, lockouts, labor disputes, civil disturbance, war, war-like operations, invasions, rebellions, hostilities, military or usurped power, sabotage, failure or unavailability of Utilities, governmental regulations or controls, acts of God, fires or other casualty, unseasonably adverse weather conditions, rain, or inability to obtain any material or service. Notwithstanding the foregoing, nothing contained in this Paragraph 15.13 shall excuse Tenant from paying in a timely fashion any payments due under the terms of this Lease, including, without limitation, any Aggregate Rent.

ARTICLE XVI

CONFIDENTIALITY

16.1 CONFIDENTIALITY. Neither Landlord nor Tenant nor any of their respective officers, agents, directors, managers, contractors, affiliates, accountants, licensees, employees, or attorneys, shall disclose any terms of this Lease to any third party whatsoever except as expressly allowed in this Paragraph 16.1, and shall use commercially reasonable efforts to limit the disclosure of the terms of this Lease only to those employees who have a reasonable business need to be aware of such terms. Further, Landlord covenants and agrees not to disclose to any third parties any other information regarding the occupancy of the Premises by Tenant, including, but not limited to, the location of Tenant’s laboratory in the Premises, or that Tenant has entered into any contractual relationship with Landlord, and shall use commercially reasonable efforts to limit information regarding Tenant’s occupancy, use, and contractual relationship with Landlord only to those employees who have a reasonable business need to be aware of such terms. Such confidentiality is a material consideration to Landlord and Tenant to enter into this Lease, and in the event of disclosure, Landlord and Tenant shall incur injury and damages to such an extent that such injury and damages are not capable of a precise computation. Therefore, upon breach or threatened breach of this Paragraph 16.1 by Landlord or Tenant, the non-breaching party shall be entitled

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to seek injunctive or other equitable relief. The terms of this Paragraph 16.1 shall not be breached should Landlord or Tenant be compelled by subpoena or other court order to disclose the terms of this Lease; in such event, however, Tenant or Landlord, as applicable, shall give immediate notice to the other of such subpoena or other possible requirement of disclosure in order to afford such other party an opportunity to seek an appropriate protective order from the court or other tribunal having jurisdiction of the Premises to limit the public disclosure further as to the contents of this Lease.

ARTICLE XVII

LIABILITY OF LANDLORD

17.1 LIABILITY OF LANDLORD. NOTWITHSTANDING ANYTHING IN THIS LEASE TO THE CONTRARY, NEITHER LANDLORD NOR THE LANDLORD GROUP SHALL HAVE ANY PERSONAL LIABILITY WHATSOEVER UNDER OR WITH RESPECT TO THIS LEASE, AND TENANT SHALL LOOK SOLELY TO THE ESTATE, RENTS, PROFITS AND PROPERTY OF LANDLORD ONLY FOR THE COLLECTION OF ANY JUDGMENT OR OTHER JUDICIAL PROCESS ARISING OUT OF ANY CLAIMS, DEMANDS OR CAUSES OF ACTION IN ANY WAY ARISING OUT OF OR RELATED TO ANY DEFAULT OR BREACH BY LANDLORD UNDER OR WITH RESPECT TO THIS LEASE, AND NO OTHER ASSETS OR PROPERTY WHATSOEVER OF LANDLORD OR THE LANDLORD GROUP SHALL BE SUBJECT TO LEVY, EXECUTION OR OTHER PROCEDURES FOR THE SATISFACTION OF ANY REMEDIES OF TENANT WHICH IN ANY WAY ARISE OUT OF OR ARE RELATED TO ANY DEFAULT OR BREACH BY LANDLORD UNDER OR WITH RESPECT TO THIS LEASE.

ARTICLE XVIII

EXECUTION AND AUTHORITY

18.1 EXECUTION AND AUTHORITY. (A) Submission or preparation of this Lease by Landlord shall not constitute an offer by Landlord or option for the Premises, and this Lease shall constitute an offer, acceptance or contract only as expressly specified by the terms of this Subparagraph 18.1(A). In the event that Tenant executes this Lease first, such action shall constitute an offer to Landlord, which may be accepted by Landlord by executing this Lease, and once this Lease is so executed by Landlord, such offer may not be revoked by Tenant and this Lease shall become a binding contract. In the event that Landlord executes this Lease first, such action shall constitute an offer to Tenant, which may be accepted by Tenant only by delivering to Landlord a fully executed copy of this Lease, together with a fully executed copy of all guaranty agreements, if any, of the obligations of Tenant under this Lease, all of which documents must be received by Landlord within seven (7) days after the Effective Date by Landlord; provided that in the event that any party other than Landlord makes any material or minor alteration of any nature whatsoever to any of said documents, then such action shall merely constitute a counteroffer, which Landlord may, at Landlord’s election, accept or reject. Notwithstanding that the Rent Commencement Date may occur and the Lease Term may commence after the Effective Date, upon delivery and acceptance of this Lease in accordance with the terms of this Lease, this Lease shall be fully effective, and in full force and effect and valid and binding against the parties in accordance with, but on and subject to, the terms and conditions of this Lease.

(B) As a material inducement to both parties to enter into this Lease, Tenant (and, individually each party executing this Lease on behalf of Tenant) and Landlord (and, individually each party executing this Lease on behalf of Landlord) intending that the other party hereto rely thereon, represents and warrants each to the other that:

(i) They (or the party executing on their behalf) are fully and properly authorized to execute, enter into, and deliver this Lease;

(ii) This Lease constitutes a valid and binding obligation, enforceable against the parties hereto in accordance with the terms of this Lease;

(iii) Landlord and Tenant are duly organized, validly existing and in good standing under the Laws of the state of their organization and have full power and authority to enter into this Lease, to perform the obligations of such parties under this Lease in accordance with the terms of this Lease, and to transact business in the state in which the Premises are located; and

(iv) The execution of this Lease by the individual or individuals executing this Lease on behalf of Landlord or Tenant, and the performance by Landlord or Tenant of their respective obligations under this Lease, have been duly authorized and approved by all necessary corporate or partnership action, as the case may be, and the execution, delivery and performance of this Lease by such parties is not in conflict with such parties’ bylaws or articles of incorporation (if a corporation), agreement of partnership (if a partnership), and other charters, agreements, rules or regulations governing the parties’ respective businesses as any of the foregoing may have been supplemented or amended in any manner.

(C) In the event that the Premises are located in Georgia, this Lease shall be deemed to have been executed in Georgia, and the interpretation, construction and performance of this Lease shall be governed by the Laws of the State of Georgia. In the event that the Premises are not located in Georgia, then the interpretation, construction and performance of this Lease shall be governed by the Laws of the state in which the Premises are located.

(D) This Lease shall be executed in duplicate, each counterpart of which shall be deemed an original and any of which shall be deemed to be complete of itself and may be introduced into evidence or used for any purpose without the production of the other counterpart or counterparts.

(SIGNATURES COMMENCE ON THE FOLLOWING PAGE)

[***], Premier Exhibitions, Inc. – 9/12/11

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease in duplicate, individually or through their authorized officers, agents, or attorneys-in-fact, as the case may be, causing their respective seals to be affixed hereto.

LANDLORD:

Executed by Landlord on October 12, 2011.	SELIG ENTERPRISES, INC., a Georgia corporation

	By:	/s/ Robert C. Riddle (L.S.)
	Its:	Executive Vice President

(CORPORATE SEAL)

TENANT:

Executed by Tenant on October 12, 2011.	PREMIER EXHIBITIONS, INC., a Florida corporation

	By:	/s/ Robert A. Brandon (L.S.)
	Its:	General Counsel

(CORPORATE SEAL)

[***], Premier Exhibitions, Inc. – 9/12/11

EXHIBIT “A”

SPECIAL STIPULATIONS

1.	EARLY ACCESS.

Tenant shall be entitled to access to the Premises prior to the Commencement Date for the purpose of installing fixtures and for storage (pursuant to that certain letter agreement dated October 4, 2011, which such agreement shall be deemed superseded by this Lease upon the Effective Date) or for any other purpose permitted by Landlord. Such permission for early access to the Premises shall not be unreasonably withheld, conditioned, or delayed. Such early access shall be subject to all of the terms and provisions of this Lease as though the Commencement Date had occurred, except for the payment of Aggregate Rent, which shall commence on the Rent Commencement Date. Notwithstanding the preceding sentence, it is specifically agreed and understood that Tenant shall pay all charges for Utilities serving the Premises from the date upon which Tenant is notified that the Premises are available for Tenant’s access until the Commencement Date. Landlord shall have the right to impose such additional reasonable conditions on Tenant’s early entry as Landlord, in Landlord’s reasonable discretion, deems appropriate.

2.	EXCLUSIONS FROM COMMON AREA MAINTENANCE (“CAM”) COSTS.

1.	Costs of items considered capital repairs, replacements, improvements and equipment under generally accepted accounting principles;

2.	Salaries and employment expenses of personnel above the level of on-site building manager and any portion of the general overhead of operating the property manager’s central off-site office;

3.	Depreciation, amortization or other similar non-cash accounting charges;

4.

Cost to comply with governmental rules, regulations, codes, statutes. including, without limitation, environmental remediation or ADA compliance and the like or correcting defects in the design or construction of the Property or any Work performed by Landlord;

5.	Costs, interests and penalties incurred by reason of the violation by Landlord of any Laws or contractual obligations; and

6.	Any management or administrative fees.

3.	COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT OF 1990 (the “ADA”).

Tenant shall not be obligated hereunder to make any structural alterations or modifications to the Premises which are required of the Premises in general and (a) are not directed specifically to the type of business being conducted by Tenant at the Premises, and (b) would not be applicable to another tenant occupying the Premises for general industrial, office, or warehouse uses. To the extent Tenant is not obligated to make said structural alterations or modifications, Landlord shall promptly make them at Landlord’s sole cost and expense. Landlord shall be solely responsible for compliance with the ADA in the Common Area. However, nothing contained herein shall negate Landlord’s or Tenant’s right to challenge any such ADA compliance requirement in administrative and/or judicial proceedings.

4.	LANDLORD WORK.

Upon, or shortly after, the Effective Date, Landlord shall contract with Dakota Contractors, LLC (the “General Contractor”), to perform the Landlord Work, as shown and described on Exhibit “C” attached hereto, and Landlord shall be responsible to pay the cost of the Landlord Work up to a maximum amount of Seventy-two Thousand Eight Hundred Four and No/100 ($72,804.00) Dollars (the “Construction Cap”).

Landlord shall be responsible to pay the applicable parties the full amount of the cost of the Landlord Work, provided, however, it is specifically agreed between Landlord and Tenant that, if the cost of the Landlord Work is greater than the Construction Cap, Landlord shall invoice Tenant for the difference and Tenant shall pay Landlord same within thirty (30) days after the later of the (a) receipt of such invoice, or (b) issuance of a Certificate of Occupancy or equivalent thereto (unless denied or delayed due to Tenant’s willful misconduct or other Tenant-caused delays (not including change orders), in which event the date of (b) shall be deemed to be the date on which the Certificate of Occupancy would have otherwise been issued.

[***], Premier Exhibitions, Inc. – 9/12/11

5.	HAZARDOUS SUBSTANCE.

a.

To the best of Landlord’s actual knowledge and belief, as of the Effective Date, the Premises is free of any Hazardous Substance. Landlord’s representations to Tenant under this Special Stipulation 5 shall survive the cancellation or termination of this Lease. Landlord shall indemnify, defend, and hold Tenant harmless against any claims arising from any previous actions with regard to any breach of Laws not caused directly by Tenant. In the event that a Hazardous Substance which is required by Laws to be removed or remediated and which was introduced by a party other than Tenant, Tenant’s agents, employees, contractors or invitees, is discovered on the Premises during the Lease Term or any extension thereof, Landlord shall: (a) pursue the party or parties responsible for such contamination in an effort to compel them to remediate the contamination in accordance with Laws, or (b) in the event that Landlord caused such contamination, Landlord shall proceed to remove or remediate it as and to the extent required by Laws. In no event shall Tenant be liable for any release of a Hazardous Substance or any violation of Laws which Tenant did not cause, contribute to or create. If, in Tenant’s commercially reasonable judgment, such removal or remediation renders the Premises unsuitable for the Use of Premises, this Lease shall be and remain unaffected by such removal or remediation, except that the Aggregate Rent shall be abated in an amount apportioned according to the area of the Premises affected by the removal or remediation.

b.

Landlord hereby agrees to indemnify and hold harmless Tenant, Tenant’s directors, officers, employees, agents and any assignees, subtenants or successors to Tenant’s interest in the Premises, their directors, officers, employees and agents, from and against any and all expenses, losses, claims, damages, penalties, and liability (including all out-of-pocket litigation costs and the reasonable fees and expenses of counsel) including, without limitation: (i) consequential damages, directly or indirectly arising out of the presence, use, generation, storage, release, threatened release, or disposal of any Hazardous Substance by Landlord, Landlord’s agents or contractors, prior or current tenants, owners or operators of the Property, including the Premises or the land underlying the Property; and (ii) the cost of any required or necessary repair, cleanup, remediation, or detoxification and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following the Commencement Date, to the full extent that such action is attributable, directly or indirectly, to the presence, use, generation, storage, release, threatened release, or disposal of any Hazardous Substance by any person other than Tenant, Tenant’s agents or employees on, under or about the land underlying the Property.

6.	LANDLORD MAINTENANCE AND REPAIR STANDARD.

Landlord agrees to perform Landlord’s maintenance and repair obligations as provided in this Lease in a professional manner consistent with generally recognized industry standards.

7.	CAP ON CAM COSTS.

Tenant’s liability for Common Area Maintenance (“CAM”)costs for any Calendar Year, commencing with the Second Calendar Year, shall not exceed 110% of the CAM costs owed by Tenant for the previous Calendar Year (“CAM Cap”). In no event shall the CAM costs reimbursed to Landlord by Tenant with respect to any Calendar Year during the initial Lease Term or any extension thereof exceed the CAM Cap for such Calendar Year, excluding increases attributable to Utilities, Insurance, and snow removal costs.

[***], Premier Exhibitions, Inc. – 9/12/11

EXHIBIT “B”

SITE PLAN OF THE PREMISES

*** OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

CONFIDENTIAL TREATMENT REQUESTED

[***], Premier Exhibitions, Inc. – 9/12/11

EXHIBIT “C”

LANDLORD WORK

(Page 1 of 6)

On or before the Commencement Date, Landlord shall, at Landlord’s sole cost and expense, perform improvements to the Premises in accordance with the below.

*** OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

CONFIDENTIAL TREATMENT REQUESTED

[***], Premier Exhibitions, Inc. – 9/12/11

EXHIBIT “C”

LANDLORD WORK

(Page 2 of 6)

*** OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

CONFIDENTIAL TREATMENT REQUESTED

[***], Premier Exhibitions, Inc. – 9/12/11

EXHIBIT “C”

LANDLORD WORK

(Page 3 of 6)

*** OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

CONFIDENTIAL TREATMENT REQUESTED

September 27, 2011	Proposal
Revised

TO:	SELIG ENTERPRISES, INC.

1100 Spring Street, N.W.

Suite 550

Atlanta, GA 30309

ATTN:	Bonnie Dean

RE:                              Drawings dated 8/9/11

September 30,
General Conditions	8,026.00

Demo	3,843.00

Drywall	18,945.00

1.	2 EA-Cut openings
2.	1 EA-Close opening
3.	36 LF-10’/15’ wall with R-11
4.	40 LF -10’ wall, no insulation
5.	400 SF - Gwb ceiling, no insulation
6.	152 LF - 23’ wall with R-19 & sealant: 6” 20 ga @ 16” o.c.
7.	1 EA - Frame 8’ x 10’ openings
8.	20 LF - Repair existing wall above clg in new open area
9.	8 LF - Upgrade existing 9’ wall to 15’
10.	960 SF - Add paint ready finish at open area
11.	64 LF - Add J mould to top of furred wall in 15’ open area

September 30,
Acoustical	1,700.00

1.	36 LF - Retie grid
2.	5 EA-Reframe lights
3.	1 LS-Reinstall tile
4.	1 LS - Touch-up existing gwb & replace 5% damaged tile @ ex. office area

September 30,
Paint	10,151.00

HVAC	46,200.00

1.

Install a total of 28-tons of air. Warehouse to have 15-tons of air to meet 400 sf per ton with no dehumidification. Archive area to add a 3-ton and 10-ton unit with humidifiers and dehumidification controls to maintain 68 degrees with 48% humidity.

2.	Install controls with all necessary ductwork

1100 Spring Street, Sulte 650, Atlanta GA 30309 Tel 404.872.1449 Fax 404.881.1413

[***], Premier Exhibitions, Inc. – 9/12/11

EXHIBIT “C”

LANDLORD WORK

(Page 4 of 6)

September 30,
Electric	18,922.00

1.	Provide and install electrical for the following HVAC units:
•	(1) 10 ton and (1) 5 ton RTU’s in warehouse
•	(1) 3 ton RTU in small office area with no ceiling
•	(1) 10 ton in large area with lay-in ceiling
2.	Provide and install electrical for the following:
•	(1) dust collector in warehouse
•	(13) duplex receptacles in walls
•	(2) 220 volt, 20 amp circuits
•	(1) quad duplex on column receptacle
•	(4) exit/emergency lights
•	(2) emergency lights
•	(39) T-8, 2x4 lay-ins
•	(6) 8ft, strip lights
•	(4) single pole switches
•	(3) 20 amp, 120 volt home runs
3.	Relocate (1) duplex receptacle and (1) GF1 receptacle for counter in warehouse
4.	Demo electrical for existing counter top
5.	Relocate electrical including (1) switch, (3) receptacles and (1) voice/data for new door location
6.	Repair (2) existing 2x4 lay-ins
7.	Repair existing lighting contactor and electrical homeruns for (2) rows of T-5 warehouse lighting

September 30,
Plumbing	1,560.00

1.	Concrete cutting and removal
2.	Install the underground waste piping
3.	Install the in-wall rough-in of domestic water piping and sanitary waste piping for (1) kitchen sink and install kitchen sink

September 30,
Flooring	7,468.00

1.	Building Standard Carpet - 333 SY
2.	Standard type 4” Cove Base - 2,520 LF, included in VCT rooms and both sealed floor areas
3.	Floor prep “allowance only”

September 30,
Dock Doors	4,250.00

1.	(1) Wayne Dalton Steel Sectional Door - Model C-2400
•	8’ wide x 10’ high
•	Manual push up
•	Wood on outside of wall for track and door springs is by others
•	Semi vertical lift

1100 Spring Street, Suite 650, Atlanta GA 30309 Tel 404.872.1449 Fax 404.881.1413

[***], Premier Exhibitions, Inc. – 9/12/11

EXHIBIT “C”

LANDLORD WORK

(Page 5 of 6)

•	Engineered for economy and long life
•	Nominal 24-gauge steel construction provides rugged security
•	Single layer steel sections are constructed from pre-painted, galvanized steel skins and galvanized stiles

•	2” track is standard
•	PVC Head and Jamb seal

2. (1) Wayne Dalton - Model C-2400 Steel Sectional Door

•	8’ wide x 9’ high
•	Manual push up
•	Wood on outside of wall for track and door springs is by others
•	Semi vertical lift
•	Engineered for economy and long life
•	Nominal 24-gauge steel construction provides rugged security
•	Single layer steel sections are constructed from pre-painted, galvanized steel skins and galvanized stiles

•	2” track is standard
•	PVC Head and Jamb seal

3. (2) Commercial Grade PVC Strip Curtain

•	(1) 8’ wide x 10’ high
•	(1) 8’ wide x 9’ high
•	Mounts on face of wall above lintel
•	Wood in walls is by others
•	Best Clarity in the industry = Safest Strip doors
•	Can be installed in only minutes
•	Can save hundreds of dollars in energy costs every year

September 30,
Southeast Sealing	1,850.00

1.	Machine Scrub with detergent, machine rinse thoroughly and apply (2) coats of KNS 25 concrete seal to two room measuring approximately 9,500 square feet

September 30,
Doors/frames	2,812.00

1. 2 - Frame DW 16 4 8070 8 1/4 DBL

2. 2-AST, INACT 70 R ASA, FB

3. 2 - 4070 LS18 161 PRIMED HMD

4. 2 - 4070 LS18 F 86ED PRIMED HMD

5. 16 - HINGE BALL BEAR 4.5X4.5 US26D

6. 4 - 12” FLUSH BOLT

7. 3 - LOCK 3553 / ENTRANCE US26D

8. 3 - CLOSER 5200 MLT ADJ 1-4 ALM

9. 4 - NEOSPRENE SWEEP / 2OONA X 48”

10. 2 - WS / 190V X 1/72” X 2/96”

11. Installation of (2) door @ $150.00 per door

1100 Spring Street, Suite 650, Atlanta GA 30309 Tel 404.872.1449 Fax 404.881.1413

[***], Premier Exhibitions, Inc. – 9/12/11

EXHIBIT “C”

LANDLORD WORK

(Page 6 of 6)

September 30,
Roofing	2,975.00

1. Flash (2) 6’x 8’ curbs complete

2. Flash (1) 4’x 6’ curb complete

3. Furnish and install (3) pitch pans

September 30,
Supervision	2,800.00

Contractors Fee	7,890.00

Total-	139.392.00

Notes:

1. Permit by others

If you have any questions please call me at 678-776-1914

Dakota Contractors

Stephen Harris

Vice President

1100 Spring Street, Suite 650, Atlanta GA 30309 Tel 404.872.1449 Fax 404.881.1413

[***], Premier Exhibitions, Inc. – 9/12/11

EXHIBIT “D”

RULES AND REGULATIONS

NOTWITHSTANDING ANYTHING CONTAINED in this Lease to the contrary, neither Tenant nor Tenant Invitees shall knowingly use any portion of the Premises in any of the following manners, nor knowingly for any of the following purposes or uses:

•	Any illegal usage.

•	Any manner which violates any Laws or certificate of occupancy.

•	Any use which creates fire, explosive or environmental hazards.

•	Any manner which generates, stores, treats, disposes of, installs or otherwise causes or permits any Hazardous Substance to be brought upon or kept or used in or on the Premises.

•	Any manner which creates or permits a nuisance or trespass.

•

Any manner which causes the overburdening of any the structural system of the roof. Tenant is to restrict placement of equipment on the roof to 300 lbs. without consultation with a registered structural engineer.

•	Any manner which exceeds the floor load for which such floor was designed or is permitted by Laws to carry. The floor load is 6,000 lbs. per square foot.

•	Any hazardous manner or waste to the Premises.

•

Any manner which increases the rate of any Insurance premiums payable by Landlord; provided, however, that Tenant shall not be deemed to be in Tenant Default of this requirement for so long as Tenant shall reimburse Landlord, upon receipt of invoice therefor, for the amount of any such increased rates or costs.

•	Any manner which produces, reproduces or transmits any sounds or vibrations which may be heard, seen or experienced, or are audible or detectable, outside the Premises.

•

Any manner which utilizes any device or advertising medium which may be heard, seen or experienced outside the Premises, including, without limitation, flashing lights, searchlights, loudspeakers, phonographs, radio broadcasts or public address systems.

•	Any manner which produces, emanates or transmits odors, fumes, dust or vapors which are detectable outside the Premises, or which are strong, unusual, offensive or otherwise objectionable.

•	Any burning of any garbage, rubbish or other materials or rubbish upon or in the Premises.

•	Any dumping, disposing, incineration or reduction of garbage exclusive of dumpsters located at the rear of the Premises, or in any location designated by Landlord.

•	Any manner which, in the reasonable judgment of Landlord, is inconsistent with the use and operation of the Premises.

[***], Premier Exhibitions, Inc. – 9/12/11

EXHIBIT “E”

TENANT IMPROVEMENT GUIDELINES

A.	Prior to the construction of any Work of any nature in or on the Premises, Tenant must first submit to Landlord:

1.

A copy of the agreement between Tenant and Tenant’s contractor; in the event that Tenant is receiving an improvement allowance from Landlord, said contractor must first be approved by Landlord in writing.

2.	A floorplan depicting the layout of the Premises, with each room identified for its intended use.

3.	A floorplan depicting the electrical design.

4.	A description of changes, if any, to primary Utilities, i.e., water, electric and gas.

5.	A description of modifications, if any, to the building located on the Premises’ structure.

6.	A description of equipment, if any, which may be installed on the roof or which may impact floor loading capacities.

7.	A building permit for the proposed improvements.

8.

Evidence by the primary contractor and sub-contractor, if any, of workman’s compensation insurance in the amount of Five Hundred Thousand and No/100 ($500,000.00) Dollars, general liability insurance in the amount of Two Million and No/100 ($2,000,000.00) Dollars per occurrence and general aggregate insurance in the amount of Five Million and No/100 ($5,000,000.00) Dollars, provided, however, Landlord shall have the right to require Tenant to increase such amounts as Landlord may reasonably deem necessary.

B.	During construction, Tenant shall ensure that:

1.	All Work must conform to applicable Laws, and must be performed in a good workmanlike manner utilizing first-class materials.

2.	No materials shall be stored outside the Premises.

3.

Construction debris shall be hauled off daily and shall not be placed in the existing dumpster. If Tenant elects to use a construction dumpster, Tenant must first coordinate the placement thereof with Landlord and protect adjacent paved surfaces.

4.

No volatile materials may be stored on the Premises. Solid, liquid or semi-liquid wastes such as paint, concrete or drywall joint compound may not be placed in sanitary drains, storm drains or landscaped areas. Disposal of such substances must be arranged off site.

5.	All roof penetrations must be approved and performed by Landlord at Tenant’s sole expense.

6.	Any construction activity which might inconvenience any neighboring tenants shall be done at times when no one will be affected by noise, floor penetrations and similar matters.

7.	All construction personnel must conduct themselves in a manner not offensive to others.

8.

All construction personnel must avoid parking their vehicles in areas near doors, except for short periods of time as necessary for deliveries. Construction parking must be confined to an area designated by Landlord.

9.	All construction personnel shall be advised in advance to cooperate with Landlord’s personnel who may visit the site or otherwise contact them without notice.

10.	All penetrations of fire-rated separations must be accomplished so that original or improved fire-rating is maintained.

11.

All existing finishes to the building located on the Premises shall be protected. Any changes to finishes shall be approved by Landlord in writing prior to construction and shall be repaired to original condition.

12.

In the event that the Premises are left in a state of disrepair, such repairs shall constitute Tenant Repairs, and if Tenant does not perform such Tenant Repairs in a timely fashion, Landlord is entitled, at Landlord’s sole option, to effectuate such Tenant Repairs and charge the cost of such Tenant Repairs to Tenant.

13.	Any access to locked areas of the building located on the Premises, such as electrical rooms and roof hatches, shall be coordinated in advance with Landlord.

14.	Any reusable building fixtures must be protected and returned to Landlord.

C.	After construction, Tenant must:

1.	Within five (5) business days, notify Landlord that Tenant’s construction is substantially complete or that Tenant has taken beneficial occupancy of the Premises.

[***], Premier Exhibitions, Inc. – 9/12/11
Page 31 of 31